Exhibit 10.52

OPERATING AGREEMENT

OF

CT/BH INTERCHANGE LLC

(a Delaware limited liability company)

Dated as of

November 16, 2010

ii

EXHIBITS:

A	Project
B	Pre-Approved List of Persons to Serve as Officers
C	Addresses for Notice
D	Pre-Approved List of Signatories on Bank Accounts

iii

OPERATING AGREEMENT

OF

CT/BH INTERCHANGE LLC

(a Delaware limited liability company)

*  *  *  *  *

Transfer Restrictions

The interests in CT/BH Interchange LLC (the “Membership Interests”) are subject to the restrictions on transfer and other terms and conditions set forth in this Agreement.

The Membership Interests have been acquired for investment and have not been registered under (a) the securities laws of the State of Delaware (the “Delaware Securities Laws”), (b) any other state securities laws, or (c) the United States Securities Act of 1933, as amended (the “Securities Act”).

Neither the Membership Interests nor any part thereof may be offered for sale, pledged, hypothecated, sold, assigned, or transferred except in compliance with the terms and conditions of this Agreement and

(1)                                 pursuant to an effective registration statement under the Delaware Act or in a transaction which either is exempt from registration under the Delaware Securities Laws or is otherwise in compliance with the Delaware Securities Laws,

(2)                                 pursuant to an effective registration statement under any other applicable state securities laws or in a transaction which either is exempt from registration under any such laws or is otherwise in compliance with such laws, or

(3)                                 pursuant to an effective registration statement under the Securities Act or in a transaction which either is exempt from registration under the Securities Act or is otherwise in compliance with the Securities Act.

*  *  *  *  *

OPERATING AGREEMENT

OF

CT/BH INTERCHANGE LLC

(a Delaware limited liability company)

THIS OPERATING AGREEMENT of CT/BH Interchange LLC is entered into as of November 16, 2010 (the “Effective Date”), by and between CT Interchange LLC, a Delaware limited liability company, and Behringer Harvard Interchange, LLC, a Delaware limited liability company, as members.

Statement of Background

In consideration of the mutual agreements and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties to this Agreement hereby agree as follows:

ARTICLE 1.

DEFINITIONS

Section 1.1            Definitions.  The following terms used in this Agreement shall have the following meanings (unless otherwise expressly provided herein; unless otherwise indicated, all references to “Section” shall mean the referenced Section of this Agreement);

“12% IRR Preference Amount” means, as of any date and with respect to BH, the smallest amount required to be distributed to BH on such date in order for BH to have received a 12% Internal Rate of Return as of such date on each of its Capital Contributions.

“15% IRR Preference Amount” means, as of any date and with respect to BH, the smallest amount required to be distributed to BH on such date in order for BH to have received a 15% Internal Rate of Return as of such date on each of its Capital Contributions.

“20% IRR Preference Amount” means, as of any date and with respect to BH, the smallest amount required to be distributed to BH on such date in order for BH to have received a 20% Internal Rate of Return as of such date on each of its Capital Contributions.

“Acquisition Date” means the date the Project is acquired by the Company pursuant to the terms of the Contract.

“Acquisition Fee” means a fee in the amount of $450,000.00 to be paid in accordance with Section 10.1(a).

“Affiliate” means with respect to any Person, (a) in the case of an individual, any relative of such Person, (b) any officer, director, trustee, partner, manager, employee or holder of 10% or more of any class of the voting securities of or equity interest in such Person; (c) any corporation, partnership, limited liability company, trust or other entity controlling, controlled by or under common control with such Person; or (d) any officer, director, trustee, partner, manager, employee or holder of 10% or more of the outstanding voting securities of any corporation, partnership, limited liability company, trust or other entity controlling, controlled by or under common control with such Person.

“Agreement” means this Operating Agreement as originally executed and as amended from time to time in accordance with the provisions of Section 14.12.

“Annual Business Plan” means a plan setting forth the planned annual operations of the Company, which plan shall include (a) the Annual Company Budget and (b) a summary in reasonable detail of all material activities or operations, including but not limited to anticipated renovations, anticipated leasing activities, and anticipated capital repairs and improvements, contemplated with respect to the Project and the Company for the period in question.

“Annual Company Budget” means the budget for the Company prepared by the Manager for each calendar year.

“Answer” is defined in Section 11.2(d).

“Approved Annual Company Budget” means an Annual Company Budget approved in accordance with Section 5.2(ff).

“Asset Management Fee” means an annual fee of $150,000.00.  The Asset Management Fee shall be paid in accordance with Section 10.1(b).

“Available Cash” means, as of any date, an amount equal to the excess of (a) all cash funds of the Company on hand as of such date; over (b) the sum of (i) all costs and expenses of the Company attributable to the applicable period, including, without limitation, any fees paid in accordance with Section 10.1, and any unpaid interest and outstanding principal on Priority Loans, plus (ii) amounts allocated during such period to reserves that shall be maintained in amounts deemed sufficient by BH and CTRI.

“Back-End Percentage Interest”  The initial Back-End Percentage Interest of each Member is set forth below:

Member	Back-End Percentage Interest
BH	0%
CTRI	100%
Total:	100%

The Back-End Percentage Interest of a Member may be adjusted pursuant to Sections 7.1(c).  After such adjustment, the Back-End Percentage Interest of such Member, as adjusted, shall constitute such Member’s Back-End Percentage Interest for all purposes under this Agreement.

“BH” means Behringer Harvard Interchange, LLC, a Delaware limited liability company, and its permitted successors and assigns.

“BH’s Undertakings” has the meaning set forth in Section 14.18.

“Book Value” means, with respect to any asset of the Company, the adjusted basis of such asset for federal income tax purposes; provided, however, that (a) if any asset is contributed to the Company, the initial Book Value of such asset shall equal its fair market value on the date of contribution, and (b) the Book Value of all Company assets shall be adjusted to equal their respective gross fair market values, as reasonably determined by the Manager and approved by the Members, as of the following times: (i) the acquisition of an additional Membership Interest by any new or existing Member in exchange for more than a de minimis Capital Contribution; (ii) the distribution by the Company to a Member of more than a de minimis amount of property as consideration for a Membership Interest; (iii) in connection with the liquidation of the Company within the meaning of Section 1.704-1(b)(2)(ii)(g) or (iv) of the Regulations upon the grant of an additional interest in the Company (other than a de minimis interest) to any new or existing Member as consideration for the provision of services to or for the benefit of the Company; provided, however, that adjustments pursuant to clauses (i), (ii) or (iv) above shall be made only if the Manager reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company.  The Book Value of all assets of the Company shall be adjusted thereafter by depreciation as provided in Section 1.704-1(b)(2)(iv)(g) of the Regulations and any other adjustment to the basis of such assets other than depreciation or amortization.

“Business Day” means a day other than a Saturday, Sunday, or other day that is a nationally recognized holiday.

“Capital Account” has the meaning set forth in Section 7.3.

“Capital Contribution” means the contributions to the capital of the Company made by a Member pursuant to this Agreement.

“Cause” means, with respect to any officer of the Company (a) the commission of an act of fraud or willful misconduct against the Company or any Member, (b) failing to perform the normal and customary duties of an officer of the Company after such officer has received at least two prior written notices from a Member briefly describing such potential performance defaults, (c) conviction of, or entry of a plea by such officer of nolo contendere to a felony or a crime involving moral turpitude, (d) conviction of a crime of bribery, or attempted bribery, of a public official, or (e) commitment of a material act of personal dishonesty or a material breach of fiduciary duty.

“Certificate of Formation” means the Certificate of Formation of the Company, as filed with the Secretary of State of Delaware and as the same may be amended from time to time.

“Change of Control” has the meaning set forth in Section 11.7(b).

“Closing” has the meaning set forth in Section 11.2(g)(i).

“Closing Date” has the meaning set forth in Section 11.2(g)(i).

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Company” means CT/BH Interchange LLC, a Delaware limited liability company.

“Company Accountant” means a nationally-recognized independent accounting firm designated by the Manager Member and approved by BH.

“Company Counsel” has the meaning set forth in Section 10.10(a).

“Company Minimum Gain” means “partnership minimum gain” as defined in Section 1.704-2(d) of the Regulations.

“Contract” means that certain Purchase and Sale Agreement, dated as of November 16, 2010, by and between IBC Industrial Properties LLC, a Delaware limited liability company, and the Company.

“Contribution Percentages” means the following with regard to the Members:

Member	Contribution Percentage

BH	80%

CTRI	20%

“CTRI” means CT Interchange LLC, a Delaware limited liability company, and its permitted successors and assigns.

“CTRI Key Person”  means James Watson, Robert Campbell, Larry Mathena, Marc Belluomini, and Carter Ewing.

“CTRI’s Undertakings” has the meaning set forth in Section 14.19.

“Default Amount” has the meaning set forth in Section 7.1(c).

“Default Event” means with respect to the Manager or any Member, as applicable (a) (i) the filing of a bankruptcy or other insolvency petition by such Person, or the failure of such Person to have an involuntary petition in bankruptcy or other insolvency proceeding withdrawn or otherwise terminated within 120 days after filing, (ii) a failure to timely perform its obligations under this Agreement, including, without limitation, the obligation to make any additional Capital Contributions, (iii) any attempted assignment of its Membership Interests (in whole or in part) not expressly permitted in this Agreement, (iv) being found guilty of, or entry of a plea of nolo contendere to, a felony, fraud or wrongdoing in connection with any business activity of the Company, (v) a misappropriation of funds of the Company, (vi) gross negligence that has a material adverse effect on the Company, or (vii) the intentional misrepresentation by it or any Affiliate of a material fact to another Member of the Company, and (b) the failure by the relevant Person to cure such matter arising under (a)(ii) above, (a)(iii) above, and (a)(iv) above insofar as it pertains to wrongdoing not involving a criminal conviction, within thirty (30) days following receipt of notice of such failure from any Member; provided, however, if such matter is subject to cure by performance, but such matter is such that it is not reasonably susceptible to being cured within such thirty (30) day period, then the relevant Person shall be entitled to such additional time as may be required in order to cure such matter so long as such cure is commenced within such thirty (30) day period and is thereafter diligently prosecuted to completion on or before thirty (30) days after the expiration of such thirty (30) day period.

“Delaware Act” means the Delaware Limited Liability Company Act (as from time to time amended).

“Deposit” has the meaning set forth in Section 11.2(e).

“Earnest Money” has the meaning set forth in Section 7.1(a)(i)(A).

“Effective Date” has the meaning set forth in the introductory paragraph of this Agreement.

“Emergency Repairs” means repairs necessary for unanticipated emergency situations that create an imminent threat of property damage or personal injury or death or mitigate the threat of such injury or death and resolve such emergency promptly.

“Entity” means any general partnership, limited partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative or association, any foreign trust or foreign business organization, or any other business entity or organization.

“Escrow Agent” has the meaning set forth in Section 11.2(e).

“Fiscal Year” means the Company’s fiscal year, which shall be the calendar year.

“Force Majeure Events” means acts of God, strikes, lockouts, sit-downs, commercially reasonable inability to obtain material or labor on a timely basis, restrictions by any governmental authority which are not the result of a violation of existing laws and regulations, riots, floods, washouts, explosions, earthquakes, fire, storms, weather, casualty situations, power outages, and acts of the public enemy, wars, terrorism, insurrections.

“Funding Member” has the meaning set forth in Section 7.1(c).

“GAAP” means generally accepted accounting principles as set forth from time to time in the opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements of the Financial Account Standards Board or in such opinions and statements of such other entities as shall be approved by a significant segment of the accounting profession.

“HCM Litigation” means the litigation involving the Project that has been filed by HCM Solutions, Inc. (and/or will be filed by its subcontractors) against certain parties including the prior owners of the Project and IBC Industrial Properties LLC, a Delaware limited liability company, in its capacity as lender and holder of the deed of trust, on which lender has since foreclosed (Case No. CIVDS1001489 in the Superior Court of the State of California for the County of San Bernardino).

“Internal Rate of Return” means, with respect to BH, the internal rate of return on the particular capital invested by BH (including the return of such capital) calculated from the date BH makes the applicable Capital Contribution to the Company, expressed as a percentage.  For purposes of this definition, BH shall be deemed to have received a specified Internal Rate of Return on its aggregate Capital Contributions if the present value of all distributions made to BH on account of such Capital Contributions pursuant to Article 9 attributable to BH’s Percentage Interest (discounted to the date such Capital Contribution was made at a discount rate equal to such specified Internal Rate of Return) shall be not less than the amount of such Capital Contribution.  All Internal Rates of Return addressed herein are quoted at the effective annual rates.  The calculations, using monthly compounding, will be generally consistent with the “XIRR” function in Microsoft Excel.  Both (i) any fees payable to BH or an Affiliate of BH pursuant to Section 10.1; and (ii) any distributions to BH pursuant to Article 9 which are attributable to any Back-End Percentage Interest of BH, shall not be considered as payments to BH for purposes of calculating the Internal Rate of Return.

“Lender” means the holders of the Loan Documents.

“Loan Documents” means all mortgages, notes, loan agreement, guaranties, and other documents relating to the financing of the Project.

“Lock-Out Period” means the period beginning on the Acquisition Date and ending on the second (2nd) anniversary of the Acquisition Date.

“Major Decisions” has the meaning set forth in Section 5.2.

“Manager” means CTRI or a successor appointed by BH in accordance with to the terms of this Agreement.

“Member” means each of BH and CTRI, or any successor admitted to the Company in accordance with the terms of this Agreement.

“Member Minimum Gain” means the Company’s “partner nonrecourse debt minimum gain” as defined in Section 1.704-2(i) of the Regulations.

“Member Nonrecourse Debt” has the meaning set forth in Section 1.704-2(b)(4) of the Regulations.

“Member Nonrecourse Deductions” has the meaning set forth in Section 1.704-2(i) of the Regulations.

“Membership Interest” means a Member’s entire interest in the Company including such Member’s Percentage Interest and any other rights granted pursuant to the Delaware Act.

“Net Profits” and “Net Losses” means, for each Fiscal Year or other period, an amount equal to the Company’s taxable income or loss, respectively, for such year or period, determined in accordance with Section 703(a) of the Code (and for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), with the following adjustments:

(i)            Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Net Profits or Net Losses shall be added to such taxable income or loss;

(ii)           Any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as 705(a)(2)(B) expenditures pursuant to Regulation Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Profits or Net Losses shall be subtracted from such taxable income or loss;

(iii)          In the event the Book Value of any Company asset is adjusted in compliance with Regulation Section 1.704-1(b), the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Profits or Net Losses;

(iv)          Gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Book Value of the property disposed of notwithstanding that the adjusted tax basis of such property differs from its Book Value;

(v)           In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, whenever the Book Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of a Fiscal Year, depreciation, amortization or other cost recovery deductions allowable with respect to an asset shall be an amount which bears the same ratio to such beginning Book Value as the federal income tax depreciation, amortization or other cost recovery deduction for such year bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for federal income taxes of an asset at the beginning of a year is zero, depreciation, amortization or other cost recovery deductions shall be determined by reference to the beginning Book Value of such asset using any reasonable method selected by the Manager with the approval of BH;

(vi)          To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Section 1.704-1(b)(2)(iv)(m)(4) of the Regulations to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Net Profits or Net Losses; and

(vi)          Notwithstanding any other provision of this Article 8, any items which are specially allocated pursuant to Section 8.4 shall not be taken into account in computing Net Profits or Net Losses.

“Non-Funding Member” has the meaning set forth in Section 7.1(c).

“Nonrecourse Deductions” has the meaning set forth in Sections 1.704-2(b)(1) of the Regulations.

“Notice” means any notice or notification to be delivered under this Agreement.

“Notice of Objection” has the meaning set forth in Section 11.2(f)(ii).

“Partially Adjusted Capital Account” means, with respect to any Member for any taxable year or other period of the Company, the Capital Account balance of such Member at the beginning of such year or period, adjusted for all contributions and distributions made or deemed made to or by such Member during such year or period and all special allocations to such Member pursuant to Section 8.4 with respect to such year or period, but before giving effect to any allocations of Net Profit or Net Loss to such Member pursuant to Section 8.1 with respect to such year or period.

“Percentage Interest” means, at any given time, the interest of each Member in the Company, which is the proportion that a Member’s Capital Contribution bears to the aggregate amount of Capital Contributions of all other such Members, as the same may be adjusted pursuant to Section 7.1(c).

“Person” means any individual or Entity, and the heirs, executors, administrators, legal representatives, successors, and assigns of such “Person” where the context so permits.

“Personal Liability” has the meaning set forth in Section 11.2(g)(iii).

“Pre-Approved Leasing Parameters” means the leasing parameters for the Project as established in the applicable Annual Business Plan.

“Priority Loan” means any loan to the Company made by a Member pursuant to Section 7.1(c), which loans shall bear interest at a compounding annual interest rate equal to the lesser of 18% or the highest rate allowed by applicable law.

“Project” means the project described on Exhibit A.

“Proposed Net Value” has the meaning set forth in Section 11.2(b).

“Purchasing Member” has the meaning set forth in Section 11.2(a).

“Pursuit Costs” has the meaning set forth in Section 7.1(a)(i)(B).

“Put/Call Price” has the meaning set forth in Section 11.2(b).

“Regulations” means the Federal Income Tax Regulations promulgated under the Code, as such regulations may be amended from time to time; all references in this Agreement to a specific section of the Regulations shall be deemed also to refer to any corresponding provision of succeeding regulations.

“Response Period” has the meaning set forth in Section 11.2(d).

“Securities Act” means the Securities Act of 1933, as amended.

“Selling Member” has the meaning set forth in Section 11.2(a).

“Shotgun Notice” has the meaning set forth in Section 11.2(b).

“Standard of Care” has the meaning set forth in Section 4.4.

“Substitute Contribution” has the meaning set forth in Section 7.1(c).

“Target Account” means, with respect to any Member for any taxable year of the Company or other period, the excess of (a) an amount equal to the hypothetical distribution such Member would receive if all assets of the Company, including cash, were sold for cash equal to their Book Value (taking into account any adjustments to Book Value for such year or other period but not adjustments caused by any such hypothetical distributions pursuant to this sub-clause), all liabilities allocable to such assets were then due and were satisfied according to their terms (limited, with respect to each non-recourse liability, to the Book Value of the assets securing such liability) and all remaining proceeds from such sale were distributed pursuant to Section 9.1, as applicable, over (b) the amount of Company Minimum Gain and Member Minimum Gain that would be charged back to such Member as determined pursuant to Section 1.704-2 of the Regulations immediately prior to such hypothetical sale.

“Tax Matters Member” means for purposes of Code §§6221 through 6233, and the initial Tax Matters Member shall be BH.

“Undistributed Capital” means, with respect to each Member, the amount in a special recordkeeping account maintained by the Company for such Member equal to: (a) any Capital Contributions made by such Member to the Company on or after the Effective Date pursuant to Section 4.3, Section 4.5, and Section 7.1, reduced (but not below zero) by (b) the cash distributions to such Member pursuant to Section 9.1(a).

“Working Capital Call” has the meaning set forth in Section 7.1(b).

Section 1.2            Construction.  Whenever the singular number is used in this Agreement and when required by the context, the same shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa.

Section 1.3            Headings.  The headings in this Agreement are inserted for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Agreement or any provision hereof.

Section 1.4            Captions.  Titles and captions are inserted for convenience only and in no way define, limit, extend or describe the scope or intent of this Agreement or any of its provisions and in no way are to be construed to affect the meaning or construction of this Agreement or any of its provisions.

ARTICLE 2.

FORMATION OF COMPANY

Section 2.1            Effect of this Agreement and the Delaware Act.  Except as otherwise specifically provided for in this Agreement, the rights and obligations of the Members and the administration, dissolution, liquidation, and termination of the Company shall be governed by the Delaware Act.

Section 2.2            Name.  The name of the Company is “CT/BH Interchange LLC.”

Section 2.3            Principal Place of Business.  The mailing address and principal place of business of the Company shall be c/o CT Realty Investors, 65 Enterprise, Suite 150, Aliso Viejo, CA 92656.  The Company may locate its places of business and registered office at any other place or places in the continental United States as the Manager may from time to time deem advisable.

Section 2.4            Registered Office and Registered Agent.  The Company’s initial registered office shall be at the office of its registered agent at 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, and the name of its registered agent at such address is Corporation Service Company.  The registered office and registered agent may be changed from time to time by filing the address of the new registered office or the name of the new registered agent, as the case may be, with the Secretary of State of Delaware pursuant to the Delaware Act and the applicable rules promulgated thereunder.

Section 2.5            Filing of Documents.  If not already so filed, immediately following the execution of this Agreement, the Manager shall cause the Certificate of Formation to be filed at all appropriate offices in accordance with the provisions of the Delaware Act.  The Manager will take all necessary action to cause the Company to execute, acknowledge, file, record or publish, as necessary, such amendments to this Agreement as may be required by the terms hereof or by law and such other certificates and documents as may be appropriate to comply with the requirements of law for the continuation, preservation and operation of the Company as a limited liability company under the Delaware Act.

Section 2.6            Qualification in Foreign Jurisdictions.  Prior to the Company’s conducting business in any state other than Delaware, the Manager will cause the Company to comply, to the extent procedures are available and those matters are reasonably within the control of the Manager and the Company, with all requirements necessary to qualify the Company as a foreign limited liability company in that jurisdiction.  At the request of the Manager, each Member will execute, acknowledge, swear to and deliver all certificates and other instruments that conform to this Agreement and that are necessary or appropriate to qualify, continue or withdraw the Company as a foreign limited liability company in any jurisdiction in which the Company may conduct business.

Section 2.7            Ownership; Waiver of Right of Partition.  The interest of each Member in the Company shall be personal property for all purposes.  All property and interests in property, real or personal, owned by the Company shall be deemed owned by the Company as an entity, and no Member, individually, shall have any ownership of such property or interest owned by the Company except as a Member in the Company.  Each of the Members irrevocably waives, during the term of the Company and during any period of its liquidation following any dissolution, any right that it may have to maintain any action for partition with respect to any of the assets of the Company.

Section 2.8            Limitations.  The relationship between and among the parties hereto shall be limited to the carrying on of the business of the Company in accordance with the terms of this Agreement.  No Member, acting alone, shall have any authority to act for, or to undertake or assume, any obligation, debt, duty or responsibility on behalf of any other Member or the Company except as expressly provided in this Agreement.  The Members intend that the Company shall not be a partnership (including a limited partnership) or joint venture, and that no Member shall be a partner or joint venturer of any other Member, for any purposes other than under the Code and the Regulations and other applicable federal and state tax laws, and this Agreement shall not be construed to suggest otherwise.

Section 2.9            Term.  The term of the Company shall be perpetual, unless earlier terminated in accordance with the provisions of this Agreement or the Delaware Act.

ARTICLE 3.

REPRESENTATIONS AND WARRANTIES

Each Member hereby represents and warrants to each other Member, severally and not jointly, with respect to itself as follows:

Section 3.1            Authority; Enforceability.  The execution of this Agreement has been duly authorized by all necessary corporate, partnership, or other action as required under all applicable laws and agreements and organizational documents to which such Member is subject.  This Agreement constitutes the legal, valid and binding obligation of such Member.

Section 3.2            Securities Compliance; Indemnification.

(a)           Neither such Member nor any of its Affiliates, nor anyone authorized to act on its or their behalf, has offered, directly or indirectly, any interest in the Company or any security similar to such security relating to the Company or to the Project the offering of which, for purposes of the Securities Act, would be deemed to be part of the same offering, or solicited any offer to acquire any interest in the Company or any security similar to such security in violation of Section 5 of the Securities Act, and neither it nor any of its Affiliates, nor anyone authorized to act on its or their behalf, will take any action which would subject the issuance or sale of any interest in the Company to the registration requirements of Section 5 of the Securities Act.

(b)           Such Member is an “accredited investor,” as such term is defined in Regulation D promulgated under the Securities Act and has executed and delivered such documents in evidence thereof as the Company has reasonably requested.

Section 3.3            Compliance With Anti-Terrorism Laws.  By its execution of this Agreement, each Member hereby represents and warrants to the other that such Member (which for this purpose includes its partners, members, principal stockholders and any other constituent entities) (i) has not been designated as a “specifically designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treas.gov/ofac/t11sdn.pdf or at any replacement website or other replacement official publication of such list, and (ii) is currently in compliance with and will at all times during the term of this Agreement (including any extension thereof) remain in compliance with the regulations of the Office of Foreign Asset Control of the Department of the Treasury and any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action relating thereto.

ARTICLE 4.

BUSINESS OF COMPANY; INVESTMENT ACTIVITIES

Section 4.1            Business of the Company.  The business of the Company shall be to (a) acquire, renovate, operate, sell, and otherwise dispose of all or any portion of the Project, and (b) to exercise all other powers necessary to or reasonably connected with the Company’s business, which powers may be legally exercised by limited liability companies under the Delaware Act.  The Company shall not engage in any other business or activity without the approval of all Members.

Section 4.2            Financing.  The Members acknowledge that the Company will, subject to the limitations of Section 5.2 secure indebtedness that is secured by the Project.  All financing shall be on a nonrecourse basis to the Members with customary carve outs and environmental indemnities as contemplated in Section 4.3 and may or may not be recourse to the Company.

Section 4.3            Guarantees.  CTRI acknowledges and agrees that with respect to any financing obtained by the Company pursuant to the terms of this Agreement, CTRI, or an Affiliate thereof that is acceptable to the applicable lender, shall provide any and all payment, springing, and/or performance guarantees of standard nonrecourse carve outs and environmental indemnities (if required from parties other than the Company) required by the applicable financial institution extending the financing to the Company, unless an alternate guarantor, which is acceptable to Lender, is present; provided that such alternate guarantor does not result in financing terms that are more disadvantageous to the Company than if CTRI or its Affiliate provided such guarantee.  In no event will BH or its Affiliates be required to undertake any recourse or indemnification obligations in connection with any financing obtained by the Company.  With respect to any guarantee or indemnification obligations undertaken by CTRI (or an Affiliate thereof), it is expressly acknowledged and agreed that in the event CTRI (or an Affiliate thereof) is required to perform any such obligations, CTRI will not have any right to exercise any remedies under the relevant financing documents against the Company if BH owns a direct or indirect interest in such entity, and any amounts CTRI and/or its Affiliate are required to pay pursuant to any guarantee or indemnification obligations shall not be reimbursed by the Company or be treated as Capital Contributions made by CTRI to the Company; provided, however, to the extent CTRI is required to pay pursuant to any guarantee any amounts which reduce the outstanding principal balance of any indebtedness owed by the Company on any loan, such amounts will be treated as Capital Contributions made by CTRI to the Company.

Section 4.4            Standard of Care; Limited Liability.  Manager shall undertake its activities under this Agreement with the care, skill, prudence, and diligence under the circumstances then prevailing that a prudent fiduciary, with respect to the Company, acting in a like capacity and familiar with such matters, would use in the conduct of an enterprise of like character and with like goals and investment objectives.  CTRI has not guaranteed nor shall have any obligation with respect to the return of a Member’s Capital Contributions or profits from the operation of the Company.  Manager shall not be liable to the Company or to any Member for any loss or damage sustained by the Company or any Member except loss or damage resulting from: (a) fraud, gross negligence, misappropriation of funds, willful misconduct, or any criminal activity committed by the Manager of the Company; or (b) actions or omissions of the Manager that do not meet the Standard of Care (as hereinafter defined).  For purposes hereof, “Standard Of Care” means the Manager acting in good faith within what the Manager believed to be the scope of its authority consistent with what Manager reasonably believes to be the best interest of the Company.  Manager shall be entitled to rely on information, opinions, reports or statements, including but not limited to financial statements or other financial data prepared or presented in accordance with the Delaware Act.  Manager covenants and agrees to diligently pursue the leasing and/or sale of the Project in accordance with the Approved Annual Company Budget.

Section 4.5            HCM Litigation.  If the Company incurs any loss, cost, damage, liability or expense arising out of or in connection with the HCM Litigation, then such loss, cost, damage, liability or expense shall be: (a) borne by CTRI up to $100,000; and (b) shared 50% by BH and 50% by CTRI for amounts exceeding $100,000.   To the extent CTRI and/or BH are required to pay any amounts pursuant to this Section 4.5, such amounts shall be treated as Capital Contributions made by CTRI and/or BH, as applicable, to the Company.

ARTICLE 5.

MANAGEMENT OF THE COMPANY

Section 5.1            Management.  The Manager shall be responsible for administering the day-to-day business and affairs of the Company in accordance with this Agreement and the Annual Business Plan that has been approved in accordance with Section 5.2(aa); provided, however, if an Annual Company Budget (which shall be contained in the Annual Business Plan) is not approved prior to the beginning of the applicable Fiscal Year, the Manager is hereby authorized (a) except as set in forth in subparagraph (b) below, to continue operating the Company in accordance with the line items for operating expenses set forth in the prior year’s Approved Annual Company Budget, and (b) to cause the Company to make all payments for insurance premiums, taxes, debt service, Emergency Repairs and utility costs of the Company, regardless of the amounts set forth in the prior years’ Approved Annual Company Budget; provided further, that with respect to any amounts spent in accordance with subparagraph (b), the Manager shall promptly provide the Members with notice of such expenditures.  Notwithstanding the foregoing, any Major Decision shall require the prior approval of BH and CTRI, which approval shall be given in BH’s or CTRI’s sole and absolute discretion.  The Manager may be removed or replaced: (a) pursuant to Section 11.7; or (b) provided that no Default Event has occurred and remains outstanding with respect to BH, the Manager may be removed or replaced by BH if a Default Event occurs and remains outstanding with respect to the Manager or any Affiliate of the Manager that is also a Member

Section 5.2            Major Decisions.  “Major Decisions” shall mean and include:

(a)           taking any action, entering into any agreement, or approving any action or agreement (i) which would impair either Member’s ability to invoke the procedures set forth in Section 11.2 or their respective rights thereunder, (ii) that will have the effect of subordinating the rights of the Members to exercise their respective rights under Section 11.2 hereof, or (iii) that will require any pre-payment of indebtedness owed by the Company as a result of the exercise of the Members’ rights pursuant to Section 11.2 hereof;

(b)           to engage in a merger involving the Company or similar transaction;

(c)           to commingle the funds of the Company with the funds of any other Person;

(d)           to confess a judgment against the Company;

(e)           to incur indebtedness on behalf of the Company, except for indebtedness described in an Approved Annual Company Budget or Annual Business Plan (which is therein pre-approved) and ordinary trade payables;

(f)            to amend, modify, renew or extend any indebtedness of the Company;

(g)           to grant a lien, mortgage, pledge, or other encumbrance on the Project or on any other Company property;

(h)           to admit any additional or substitute Member to the Company, except pursuant to Section 11.7 or as otherwise permitted hereunder;

(i)            to execute any contract between the Company and any Member or Affiliate of a Member except as expressly contemplated in Section 10.1;

(j)            to determine the amount of any insurance coverage or make any modifications to any insurance coverage now or hereafter obtained by the Company unless contemplated in the Approved Annual Company Budget, or unless specifically required under any loan documents or leases that have otherwise been approved in accordance with this Agreement;

(k)           except as expressly provided in any Approved Annual Company Budget or Annual Business Plan, to select a general contractor for any Project, or to enter into any agreement with a general contractor or subcontractor with financial obligations in excess of $25,000.00 for the construction or renovation of the Project;

(l)            except with respect to the payment of insurance, taxes, Emergency Repairs and utilities, to expend funds at any time for the management, operation, or maintenance of the business of the Company which expenditures are not included in an Approved Annual Company Budget or exceed 105% of the aggregate amount included in the applicable Approved Annual Company Budget, except that in no event shall fees or other amounts payable to any Member or Affiliate of a Member be increased; provided, however, with respect to any expenditures which are not included in an Approved Annual Company Budget, the making of which do not constitute a Major Decision, prior to making such expenditure, CTRI shall provide notice to BH of the amount of such expenditure and the underlying reason for making the same;

(m)          to establish any Annual Company Budget, including the initial Annual Company Budget, or to modify an Approved Annual Company Budget;

(n)           to approve any lease that does not comply with the Pre-Approved Leasing Parameters;

(o)           to extend loans or other credit to any Person or to guaranty any loans or other obligations;

(p)           to make any tax elections required by any federal, state or local laws for the Company;

(q)           to change the elections or choices of methods of reporting income or loss for federal or state income tax purposes provided for in this Agreement unless required under applicable law;

(r)            to review and approve any federal, state or local tax return on behalf of the Company;

(s)           except as expressly provided in any Approved Annual Company Budget, or Annual Business Plan to enter into any contract or other agreement, which obligates the Company to make any payments, that is not cancelable upon 30 days’ notice;

(t)            to (i) seek, or consent to, the appointment of a receiver, trustee or custodian for all or any portion of the Company’s property, (ii) commence on behalf of the Company any voluntary proceeding, or consent to the commencement of any involuntary proceeding, under present or future federal bankruptcy laws or under any other bankruptcy, insolvency or other laws respecting creditors’ rights, (iii) make an assignment for the benefit of creditors or (iv) admit in writing the Company’s inability to pay its debts generally as they become due;

(u)           to knowingly introduce or knowingly permit to be introduced any environmentally harmful substance or material to the Project (or portion thereof) which was known at the time to be environmentally harmful (except for lawful introductions of any such substance or material);

(v)           except for settlements in connection with (i) litigation against a third party (other than with a tenant which is Major Decision) where the amount in controversy is less than $5,000, or (ii) to settle any litigation by the Company where the amount in controversy is not fully covered by insurance;

(w)          to settle any insurance claims by the Company where the amount in controversy is greater than $25,000.00;

(x)            to make any decision regarding any environmental matter relating to the Project, including, without limitation, the adoption of and implementation of any operation and maintenance program or any other program to remove or otherwise remediate hazardous materials; provided, however, with respect to any environmental matter that, if not timely resolved, would result in a violation of any environmental indemnity or covenant provided by CTRI or the Company to any lender, tenant or insurance company, or would otherwise result in a violation of law, BH hereby agrees to reply promptly (in no less than ten (10) days) to requests regarding such environmental matters, provided that CTRI indicates the urgency of such request when providing notice of the Major Decision;

(y)           to release, compromise, assign or transfer any material claims of or any material rights or benefits of the Company;

(z)            in the event of fire, other casualty or partial condemnation of the Project where the cost of repair or restoration exceeds 10% of the value of the Project immediately prior to such casualty or condemnation, to determine whether to construct or reconstruct improvements unless such construction or reconstruction is required under the terms and provisions of any lease, mortgage or security deed affecting the damaged or condemned portion of the Project;

(aa)         to establish any Annual Business Plan, including the initial Annual Business Plan, or any modification or amendment to such Annual Business Plan;

(bb)         subject to Section 11.2 and Section 11.7, to approve the sale, assignment, transfer or other disposition, or refinancing of the Project;

(cc)         to require additional Capital Contributions in accordance with Section 7.1(b);

(dd)         to make any distributions of Available Cash to the Members other than as contemplated in Section 9.1 or Section 12.6;

(ee)         to open bank accounts or to change an approved bank account, to establish, make additions to, or remove any Person from a pre-approved list of signatories on bank accounts (the initial list of pre-approved signatories is attached hereto as Exhibit D);

(ff)           to approve each Annual Company Budget or any modification or amendment to Annual Company Budget;

(gg)         to select title insurance underwriters which the Company may use for the Project;

(hh)         to establish or make additions to a pre-approved list of officers for the Company (the initial list of pre-approved officers is attached hereto as Exhibit B); provided, however, either

Member shall have the unilateral right to remove any Person from any pre-approved list of officers for Cause, and upon any such Person’s removal, such Person shall immediately cease to be an officer of the Company;

(ii)           to approve of the actions of the Tax Matters Member set forth in Section 10.7(b) hereof;

(jj)           to establish reserves within the meaning of the term “Available Cash”;

(kk)         to select outside Company auditors;

(ll)           to select any appraiser or evaluation expert retained by the Company;

(mm)       to adjust the Member’s Capital Accounts as necessary to comply with the Regulations;

(nn)         to approve the interim closing of the Company’s books on the Transfer of a Member’s Membership Interest;

(oo)         to make any election with respect to any tax matter, including the election of a replacement Tax Matters Member;

(pp)         to wind up the affairs of the Company after a voluntary or involuntary dissolution;

(qq)         to acquire on behalf of the Company any real property in addition to the Project;

(rr)           to enter into on behalf of the Company any reciprocal easement agreement or similar agreement; and

(ss)         to invest funds of the Company in any asset other than the Project that is not in the ordinary course of business of the Company.

Section 5.3            Bank Accounts.  Subject to Section 5.2(ee), the Manager may from time to time open bank accounts in the name of the Company.

Section 5.4            Officers.

(a)           The Manager may, with the prior approval of BH, but shall not be required to designate one or more individuals to be officers of the Company, and any officer so designated shall have such title, authorities and duties as the Manager and BH may delegate to him. Any officer may be removed as such, either with or without cause, by the Manager, with the prior approval of BH.  The initial officers of the Company and their respective titles shall be:

James C. Watson	President

Larry Mathena	Vice President

(b)           The appointment of any Person as an officer of a Company shall require the consent of BH in accordance with Section 5.2(hh).

Section 5.5            Indemnification.  The Company shall indemnify each Person who is or was a Manager, director or officer of the Company (including the heirs, executors, administrators or estate of such Person), is or was an officer, director or employee of the Manager, is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or is or was the guarantor of any obligation of the Company, to the fullest extent permitted by the Delaware Act.

(a)           Expenses incurred by a Person who is a Manager, director or officer of the Company (including the heirs, executors, administrators or estate of such Person), is or was an officer, director or employee of the Manager, is or was serving at the request of the Company as an officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, in defending a civil or criminal action, suit, or proceeding may be paid by the Company in advance of the final disposition of such action, suit or proceeding, as authorized by BH in its discretion, upon receipt of an agreement or an undertaking by or on behalf of such person to repay such amount, unless it is ultimately determined that he or she is entitled to be indemnified by the Company as authorized in, or as permitted by, this Section 5.5.  If such a Person requests reimbursement of expenses pursuant to the foregoing, then BH shall consider such request, and if BH concludes that it is reasonably probable that such Person would be entitled to indemnification or if BH concludes the interests of the Company would be served thereby, then BH shall direct the payment of the expenses subject to the receipt of an agreement or undertaking as required by the foregoing.  BH shall use commercially reasonable efforts to respond within seven (7) business days of the date BH is notified of such request.  BH may pay such expenses of such Person upon such other terms and conditions as BH deems appropriate.

(b)           All rights to indemnification under this Article 5 shall continue as to a Person who has ceased to be a Manager, officer, employee or agent of the Company, or officer, director or employee of the Manager, shall inure to the benefit of heirs, executors, administrators or the estate of such Person, and shall be deemed to be a contract between the Company and each such Person.  This Article 5 shall be binding upon any successor to the Company, whether by way of merger, consolidation or otherwise.

Section 5.6            Insurance.  Manager shall cause the Company to maintain such insurance coverage on the Project as approved by BH in accordance with Section 5.2(j), or otherwise required by a mortgage lender for the Project, or by any lease, any reciprocal easement affecting the Project, or other contractual obligation of the Company.   Any such insurance shall name the Company, BH and CTRI as an additional insured.  Any such insurance shall name the Company, BH and CTRI as an additional insured.  On or prior to the Effective Date, the Manager shall provide BH with certificates evidencing such insurance coverage.

Section 5.7            Timing of Approval.

In the event of any need for approval or other action by a Member under Section 5.2 above, the Members shall use commercially reasonable best efforts to respond within seven (7) calendar days of the date such Member is notified of the need for such approval or other action, by a request which is accompanied by all information necessary to consider such request (“Approval Request”).  If additional information is considered necessary by the recipient Member to evaluate an Approval Request, the recipient Member shall advise the requesting Member within such seven (7) calendar day period and shall have an additional period of five (5) calendar days after receipt of such further information to approve or disapprove the Approval Request.  If an Approval Request is not approved or disapproved in writing by a Member within the required time period, then the Approval Request shall be deemed to have been disapproved by the non-responding Member.

ARTICLE 6.

RIGHTS AND OBLIGATIONS OF MEMBERS

Section 6.1            May Not Bind Company.  Except as provided in Article 5 above, no Member has the right, power, or authority to act for or on behalf of the Company, to do any act that would be binding on the Company, or to incur any expenditures on behalf of the Company.

Section 6.2            Limitation on Liability.  Each Member’s liability shall be limited as set forth in this Agreement, the Delaware Act and other applicable law.  No Member, or its respective members, manager, employees, agents or other representatives, will have any personal liability for any debts or losses of the Company, except as required by applicable law or by the express provisions of this Agreement.  None of the Members, in their capacity as Members and not in their capacity as a Manager, nor any of their respective members, managers, employees, agents or other representatives shall have any fiduciary duties to the Company or any other Member, nor shall they be responsible to the Company or to any other Member for any loss, liability, damage (including punitive and/or consequential damages), claim, judgment, cost, obligation or expense sustained, incurred or resulting directly or indirectly from the acts or omissions of the Member, unless caused by that Member’s or any of its members’, managers’, employees’, agents’ or other representatives’ fraud, gross negligence, misappropriation of funds, willful misconduct, or any criminal activity committed by the same.

Section 6.3            List of Members.  Upon written request of any Member, the Company shall provide a list showing the names, addresses and Membership Interest of all Members, and the other information required by the Delaware Act and maintained pursuant to Section 10.4.

Section 6.4            Priority and Return of Capital.  Except as expressly provided in this Agreement, no Member shall have priority over any other Member, either as to the return of Capital Contributions or as to Net Profits, Net Losses or distributions.

Section 6.5            Members Have No Exclusive Duty to Company.  The Members may have other business interests and may engage in other activities in addition to those relating to the Company, regardless of whether the same compete with the activities of the Company.  Neither the Company nor any Member shall have any right, by virtue of this Agreement, to share or participate in such other investments or activities of any Member or to the income or proceeds derived therefrom.  No Member shall incur liability to the Company or to any of the other Members as a result of engaging in any other business or venture.

Section 6.6            Indemnification of Members.  To the extent not due to the fraud, gross negligence, or willful misconduct (including but not limited to fraud, misappropriation of funds or any criminal activity) of any Member or such Member’s members, managers, employees, agents or representatives, the Company will indemnify the Members and their members, managers, employees, agents, or representatives, against judgments, fines, amounts paid in settlement and expenses (including attorneys’ fees) reasonably incurred by them in any civil, criminal or investigative proceeding in which they are involved or threatened to be involved by reason of being a Member in the Company, provided, that the Member acted in good faith, within what it reasonably believed to be the scope of its authority and for a purpose which it reasonably believed to be in the best interest of the Company or the Members.  The provisions of this Section 6.6, however, shall not relieve the Member of its obligation as a Member to share in the losses, costs and expenses of the Company.  The provisions of this Section 6.6 shall survive any termination or expiration of this Agreement.  Notwithstanding any of the preceding provisions of this Section 6.6, in no event shall the Company have any obligation under this Section 6.6 that is prohibited by the charter of Behringer Harvard Opportunity REIT II, Inc.

ARTICLE 7.

CONTRIBUTIONS TO THE COMPANY AND CAPITAL ACCOUNTS

Section 7.1            Capital Contributions.

(a)           Initial Capital Contributions.

(i)            Due Diligence by Members.

(A)          Earnest Money.  On the Effective Date, each Member has contributed to the Company its pro rata share (based on the Members’ Contribution Percentages) of the $2,000,000 deposit required under the Contract (the “Earnest Money”).

(B)           Pursuit Costs.  Prior to the Effective Date, CTRI and BH and their respective Affiliates, have incurred, and may hereafter incur prior to the Acquisition Date third party out-of-pocket costs and expenses in connection with the negotiation and closing of the Contract and their respective due diligence analyses and other evaluations of the Project (including, without limitation, costs of environmental and engineering and other feasibility reports and studies, costs related to analyzing the Project (including, without limitation, travel costs) and costs (including, without limitation, attorneys’ fees and the Earnest Money) incurred by the Members in reviewing and analyzing the Project and costs to complete an audit of the financial statements in respect of the Project in compliance with certain laws and regulations applicable to BH and/or its Affiliates (collectively, the “Pursuit Costs”).  Provided that the Company acquires the Project pursuant to the Contract, the Company shall pay or reimburse each Member for and all Pursuit Costs actually incurred by such Member in good faith pursuant to the terms hereof to the extent set forth in a budget approved by all Members, or shall credit such amounts against such Member’s initial Capital Contribution as provided in Section 7.1(a)(ii), so that each Member’s share of such costs shall be in proportion to their respective Contribution Percentages.  If BH elects not to cause the Company to acquire the Project or the Company fails to acquire the Project for any reason, then, each Member shall be responsible for and pay 50% of all Pursuit Costs incurred by the Members.

(C)           Additional Legal Fees.  Fees of legal counsel for the Members incurred in connection with or related to the negotiation of this Agreement shall be borne by each Member and shall not be reimbursed by the Company.

(D)          Failure to Acquire the Project.  Whether the Company shall proceed with the transactions contemplated by the Contract, including (without limitation) whether it shall close the purchase of the Project, shall be determined by BH in its sole discretion, and neither CTRI nor any Affiliate of CTRI shall have any claim against the Company or BH by reason of such determination; provided that if BH unilaterally determines not to authorize the Company to close the acquisition of the Project, it shall endeavor to use reasonable efforts to keep CTRI updated as to its decision making process.

(ii)           Closing Contributions.  In the event BH decides to cause the Company to close the purchase of the Project pursuant to the Contract, then on or before the Acquisition Date, BH and CTRI shall contribute in cash to the Company (or be credited to the extent as provided in Section 7.1(a)(i) with making cash contributions) the amount required to close the purchase of the Project.  Any Capital Contributions made pursuant to this Section 7.1(a)(ii) shall be made in proportion to the Contribution Percentages of the Members.

(b)           Additional Capital Contributions — Working Capital.  If either Member, in accordance with Section 5.2(cc), reasonably determines at any time or from time to time that the operating cash flow of the Company is insufficient adequately to (A) protect, preserve and/or maintain in its current condition any Project or the Company’s interest therein, or (B) fund expenditures provided for in any current Annual Company Budget approved by BH, then, subject to the limitations set forth herein (including, without limitation, Section 5.2(cc) above), such Member may require that all of the Members make the necessary additional Capital Contributions to the Company by giving written notice (a “Working Capital Call”) to the Members setting forth (1) the total amount of additional Capital Contributions required, (2) the reason the additional Capital Contribution is required pursuant to this Section 7.1(b), (3) each Member’s pro rata share (based on the Members’ Contribution Percentage) of the Working Capital Call, and (4) the date each Member’s additional Capital Contribution is due and payable, which date, unless otherwise provided in this Section 7.1(b), shall be no sooner than thirty (30) days after the Working Capital Call has been delivered to such Member.  In the event the cash insufficiency is due to a Force Majeure Event or is needed for Emergency Repairs, then BH’s or CTRI’s consent to such Working Capital Call will not be required (and if not so due, such consent shall be required), and any amounts due with respect to such Working Capital Call shall be due within five (5) Business Days after the Working Capital Call has been delivered.  Any additional Capital Contributions made in accordance with this Section 7.1(b) shall be payable to the Company in immediately available funds.

(c)           Default Capital Contributions.  If any Member fails to timely fund its pro rata share of an additional Capital Contribution to be made in accordance with Section 7.1(a)(ii) or Section 7.1(b) (any such Member, a “Non-Funding Member,” and the amount that such Non-Funding Member failed to contribute, the “Default Amount”), or if additional capital is required to be contributed to the Company due to a failure of the Manager to perform its obligations hereunder (other than a failure by the Manager to make additional Capital Contributions), then the other Member (the “Funding Member”), at its election, and as its sole and exclusive remedy, may either (i) make a Priority Loan to the Company in the principal amount of the Default Amount, (ii) contribute to the Company the Default Amount as an additional Capital Contribution (a “Substitute Contribution”), or (iii) withdraw the Capital Contribution that was made at the time the Default Amount was to be contributed to the Company.  Any Priority Loans made in accordance with this Section 7.1(c) shall not be considered a Capital Contribution, shall be repaid prior to the distribution of any Available Cash in accordance with Section 9.1, and shall be subordinate to any Company indebtedness that is secured by the Project.  If the Funding Member elects to contribute the Default Amount to the Company, the Funding Member’s Percentage Interest shall be adjusted to equal the percentage equivalent of the quotient determined by dividing:

(i)            the positive difference, if any, between: (A) the sum of (I) one hundred percent (100%) of the aggregate Capital Contributions (excluding Substitute Contributions then or theretofore made) then or theretofore made by the Funding Member to the Company, plus (II) two hundred percent (200%) of the Substitute Contributions then or theretofore made by the Funding Member to the Company (the excess of 200% of the Funding Member’s Substitute Contributions over the Funding Member’s Substituted Contributions is referred to herein as the “Excess Amounts”); minus (B) the Substitute Contributions then or theretofore made by the Non-Funding Member; by

(ii)           one hundred percent (100%) of the aggregate Capital Contributions (including, without limitation, Substitute Contributions) then or theretofore made by all of the Members to the Company.

(iii)          The Percentage Interest of the Non-Funding Member shall be reduced by the percentage necessary to insure that the Percentage Interests add up to 100%.  At the same time, the Back-End Percentage Interests of the Non-Funding Member shall be decreased in the same proportion as the Non-Funding Member’s Percentage Interests was adjusted pursuant to the foregoing provisions (e.g., if a Member’s Percentage Interest is reduced by half or 50%, then the Back-End Percentage Interests of such Member will also be reduced by half or 50%) and the decrease in the Non-Funding Member’s

Back End Percentage Interest shall be added to the Back-End Percentage Interest of the Funding Member.  In addition, an amount of Undistributed Capital equal to such Excess Amount shall be treated as having been transferred from the Non-Funding Member to the Funding Member but such transfer shall be solely for the purpose of computing Percentage Interests, Undistributed Capital pursuant to Section 9.1, and Internal Rate of Return pursuant to Section 9.1 with the result that each Member will have Undistributed Capital in proportion to its adjusted Percentage Interest after giving effect to such transfer.  The Capital Accounts shall be adjusted (but not below zero) accordingly.

(iv)          For illustrational purposes only, assume that: (a) the Non-Funding Member’s Percentage Interest is 80%; (b) the Funding Member’s Percentage Interest is 20%; (c) the Non-Funding Member has previously contributed $1,600,000 to the Company and the Funding Member has previously contributed $400,000 to the Company; (d) an additional Capital Contribution was requested pursuant to Section 7.1(b) in the amount of $100,000; (e) the Funding Member contributes $20,000; (f) the Non-Funding Member fails to contribute $80,000, and the Funding Member contributes the $80,000 as an additional Capital Contribution. Under these circumstances, the Funding Member’s Percentage Interest would be adjusted to equal 27.62% (i.e., the quotient of: (a) the difference between: (i)  the sum of: (A) $420,000; plus (B) $160,000 (i.e., 200% of $80,000); and (ii) $0 (Substitute Contributions previously made by Non-Funding Member); divided by (b) $2,100,000 (total Capital Contributions made to the Company)), and the Non-Funding Member’s Percentage Interest would be reduced to 72.38%.

Section 7.2            Withdrawal of Members’ Contributions to Capital.  Except as provided in this Agreement, no Member may withdraw capital from the Company without the consent of the other Members.  No Member shall be entitled to interest on its contributions of capital to the Company.  The Members agree that no Member or Manager shall be personally liable for the return of Capital Contributions of any other Member, if and to the extent that any return is required; and any such return shall be made solely from the assets of the Company, if any.

Section 7.3            Capital Accounts.

(a)           A separate “Capital Account” shall be established and maintained for each Member in accordance with the rules set forth in Section 1.704-l(b) of the Regulations.  Subject to the foregoing, generally the Capital Account of each Member shall be credited with the sum of (i) all cash and the fair market value of any property (net of liabilities assumed by the Company and liabilities to which such property is subject) contributed to the Company by such Member as provided in this Agreement, and (ii) all Net Profits, gains and other items of income of the Company allocated to such Member pursuant to Article 8 hereof, and shall be debited with the sum of (x) all Net Losses, items of deduction or loss of the Company allocated to such Member pursuant to Article 8 hereof, (y) such Member’s distributive share of expenditures of the Company described in Section 705(a)(2)(B) of the Code, and (z) all cash and the fair market value of any property (net of liabilities assumed by such Member and the liabilities to which such property is subject) distributed by the Company to such Member pursuant to Article 9 hereof.  Any references in any Section or subsection of this Agreement to the Capital Account of a Member shall be deemed to refer to such Capital Account as the same may be credited or debited from time to time as set forth above and as otherwise required by Regulations under Section 704(b) of the Code.

(b)           The following additional rules shall apply in maintaining Capital Accounts:

(i)            Amounts described in Section 709 of the Code (other than amounts with respect to which an election is in effect under Section 709(b) of the Code) shall be treated as described in Section 705(a)(2)(B) of the Code.

(ii)           In the case of a contribution to the Company of a promissory note (other than a note that is readily tradable on an established securities market), the Capital Account of the Member contributing such note shall not be increased until (a) the Company makes a taxable disposition of such note, or (b) principal payments are made on such note.

(iii)          If property is contributed to the Company, Capital Accounts shall be adjusted in accordance with Sections 1.704-l(b)(2)(iv)(d) and 1.704-l(b)(2)(iv)(g) of the Regulations

(iv)          If, in any Fiscal Year, the Company has in effect an election under Section 754 of the Code, Capital Accounts shall be adjusted in accordance with Section 1.704-l(b)(2)(iv)(m) of the Regulations.

(c)           It is the intention of the Members to satisfy the capital account maintenance requirements of Section 1.704-l(b)(2)(iv) of the Regulations, and the foregoing provisions defining Capital Accounts are intended to comply with such provisions.  If either Member, in accordance with Section 5.2(mm), determines that adjustments to Capital Accounts are necessary to comply with such Regulations, then the adjustments shall be made provided it does not materially impact upon the manner in which property is distributed to the Members in liquidation of the Company.

(d)           Except as may otherwise be provided in this Agreement, whenever it is necessary to determine the Capital Account of a Member, the Capital Account of such Member shall be determined after giving effect to all allocations and distributions for transactions effected prior to the time as of which such determination is to be made.  Any Member, including any substitute Member, who shall acquire an interest or whose interest shall be increased by means of a transfer to him of all or part of the interest of another Member, shall have a Capital Account which reflects such transfer.

ARTICLE 8.

ALLOCATIONS OF PROFITS AND LOSSES

Section 8.1            Allocations of Fiscal Year Items.

(a)           Allocation Net Losses.  After giving effect to the special allocations set forth in Section 8.4, Net Losses for any taxable year shall be allocated among the Members so as to reduce, proportionately, the differences between their respective Target Accounts and Partially Adjusted Capital Accounts for such taxable year.

(b)           Allocation Net Profits.  After giving effect to the special allocations set forth in Section 8.4, Net Profits for any taxable year shall be allocated among the Members so as to reduce, proportionately, the differences between their respective Target Accounts and Partially Adjusted Capital Accounts for such taxable year.

Section 8.2            Proration of Items.  Except to the extent otherwise required by applicable law: (a) in applying Section 8.1 of this Agreement, to the extent possible, each item of income, gain, loss, and deduction shall be allocated among the Members in the same proportions as each other such item, and, to the extent permitted by law, each item of credit shall be allocated in such proportions; and (b) to the extent necessary to produce the result prescribed by Section 8.1 of this Agreement, items of income and gain shall be allocated separately from items of loss and deduction.

Section 8.3            Limitation on Loss Allocations.  Notwithstanding anything in this Agreement to the contrary, no loss or item of deduction shall be allocated to a Member if such allocation would cause the Capital Account of such Member to have a deficit in excess of the sum of (a) the amount of additional capital such Member would be required to contribute to the Company if the Company were to dissolve on the last day of the accounting period to which such allocation relates plus, (b) such Member’s distributive share of Company Minimum Gain as of the last day of such accounting period, determined pursuant to Regulation Section 1.704-2(g)(1), plus (c) such Member’s share of Member Minimum Gain as of the last day of such year, determined pursuant to Regulation Section 1.704-2(i)(5).  Any amounts not allocated to a Member pursuant to the limitations set forth in this paragraph shall be allocated to the other Members to the extent possible without violating the limitations set forth in this paragraph.

Section 8.4            Special Allocations.  The following special allocations shall be made in the following order:

(a)           Minimum Gain Chargeback.  Except as otherwise provided in Section 1.704-2(f) of the Regulations, in the event there is a net decrease in Company Minimum Gain during a Company taxable year, each Member shall be allocated (before any other allocation is made pursuant to this Article 8) items of income and gain for such year (and, if necessary, for subsequent years) equal to that Member’s share of the net decrease in Company Minimum Gain. The determination of a Member’s share of the net decrease in Company Minimum Gain shall be determined in accordance with Regulation Section 1.704-2(g). The items to be specially allocated to the Members in accordance with this Section 8.4(a) shall be determined in accordance with Regulation Section 1.704-2(f)(6). This Section 8.4(a) is intended to comply with the Minimum Gain chargeback requirement set forth in Section 1.704-2(f) of the Regulations and shall be interpreted consistently therewith.

(b)           Member Minimum Gain Chargeback:  Except as otherwise provided in Regulation Section 1.704-2(i)(4), in the event there is a net decrease in Member Minimum Gain during a Company taxable year, each Member who has a share of that Member Minimum Gain as of the beginning of the year, to the extent required by Regulation Section 1.704-2(i)(4) shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) equal to that Member’s share of the net decrease in Member Minimum Gain.  Allocations pursuant to this subparagraph (b) shall be made in accordance with Regulation Section 1.704-2(i)(4).  This Section 8.4(b) is intended to comply with the requirement set forth in Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(c)           Qualified Income Offset Allocation.  In the event any Member unexpectedly receives any adjustments, allocations or distributions described in Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6) of the Regulations which would cause the negative balance in such Member’s Capital Account to exceed the sum of (i) its obligation to restore a Capital Account deficit upon liquidation of the Company, plus (ii) his share of Company Minimum Gain determined pursuant to Regulation Section 1.704-2(g)(1), plus (iii) such Member’s share of Member Minimum Gain determined pursuant to Regulation Section 1.704-2(i)(5), items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate such excess negative balance in such Member’s Capital Account as quickly as possible; provided that an allocation pursuant to this Section 8.4(c) shall be made only if and to the extent that such Member would have such excess negative balance in such Member’s Capital Account after all other allocations provided in this Article 8 have been tentatively made as if this Section 8.4(c) were not in the Agreement.  This Section 8.4(c) is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.

(d)           Gross Income Allocation.  In the event any Member has a deficit Capital Account at the end of any Company taxable year which is in excess of the sum of (i) any amounts such Member is obligated to restore pursuant to this Agreement, plus (ii) such Member’s distributive share of Company Minimum Gain as of such date, plus (iii) such Member’s share of Member Minimum Gain determined pursuant to Regulation Section 1.704-2(i)(5), each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 8.4(d) shall be made only if and to the extent that such Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Article 8 have been made, except assuming that Section 8.4(c), and this Section 8.4(d) were not contained in this Agreement.

(e)           Basis Adjustments.  To the extent an adjustment to the tax basis of any Company asset pursuant to section 734(b) or 743(b) of the Code is required, pursuant to section 1.704-1(b)(2)(iv)(m)(2) or section 1.704-1(b)(2)(iv)(m)(4) of the Regulations, to be taken into account in determining Capital Accounts as the result of a transfer or a distribution to a Member in complete liquidation of his interest in the Company, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such section of the Regulations.

(f)            Allocation of Nonrecourse Deductions.  Nonrecourse Deductions shall be allocated to the Members in accordance with their respective Percentage Interests.

(g)           Allocation of Member Nonrecourse Deductions.  Member Nonrecourse Deductions shall be allocated as prescribed by the Regulations.

Section 8.5            Built-In Gain or Loss/Section 704(c) Tax Allocations. In accordance with Section 704(c) of the Code and the applicable Regulations thereunder, income, gain, loss, deduction and tax depreciation with respect to any property contributed to the capital of the Company, or with respect to any property which has a Book Value different than its adjusted tax basis, shall, solely for federal income tax purposes, be allocated among the Members so as to take into account any variation between the adjusted tax basis of such property to the Company and the Book Value of such property.  Any elections, accounting conventions or other decisions relating to such allocations shall be made by BH in a manner that (i) reasonably reflects the purposes and intention of this Agreement, and (ii) complies with Code Sections 704(b) and 704(c) and the Regulations thereunder.  For such allocations, BH may select any method permitted in the Regulations under Code Section 704(c) with respect to such allocations, including the “traditional method”, the “traditional method with curative allocations” and the “remedial allocation method.”

Section 8.6            Recapture.  Ordinary taxable income arising from the recapture of depreciation and/or investment tax credit shall be allocated to the Members in the same manner as such depreciation and/or investment tax credit was allocated to them.

Section 8.7            Retention of Section 751 Assets.  Upon the occurrence of an event which would otherwise cause a reduction in a Member’s respective interest in the Company’s Section 751 assets (“substantially appreciated inventory” and “unrealized receivables” as defined in Section 751 of the Code), such as the admission of new Members or otherwise, no such reduction shall occur with respect to Members who were Members immediately preceding such event and who continue to be Members after the occurrence of such event but, rather, each such Member shall retain its respective interest in the Company’s Section 751 assets existing immediately prior to such event.

Section 8.8            Prohibition Against Retroactive Allocations.  Notwithstanding anything in this Agreement to the contrary, no Member shall be allocated any loss, credit or income attributable to a period prior to its admission to the Company.  In the event that a Member transfers all or a portion of its

Membership Interest, or if there is a reduction in a Member’s Percentage Interest due to the admission of new Members or otherwise, each Member’s distributive share of Company items of income, loss, credit, etc., shall be determined by taking into account each Member’s varying interests in the Company during the Company’s taxable year.  For this purpose, unless BH elects to provide for an interim closing of the Company’s books, each Member’s distributive share shall be estimated by taking the pro rata portion of the distributive share such Member would have included in its taxable income had it maintained its Membership Interest throughout the Company year.  Such proration shall be based upon the portion of the year during which such Member held the Membership Interest, except that extraordinary, non-recurring items shall be allocated to the Persons holding Membership Interests at the time such extraordinary items occur.

Section 8.9            Allocation of Nonrecourse Liabilities.  The “excess nonrecourse liabilities” of the Company (within the meaning of Section 1.752-3(a)(3) of the Regulations) shall be allocated to the Members in accordance with their respective Percentage Interests.

ARTICLE 9.
DISTRIBUTIONS TO MEMBERS

Section 9.1            Available Cash Distributions.  The Manager shall cause Available Cash to be distributed to the Members on a monthly basis in the following order of priority:

(a)           First, to each Member to the extent such Member has Undistributed Capital, in proportion to each such Member’s Undistributed Capital, in an amount up to the Undistributed Capital of each such Member;

(b)           Second, 100% to the Members in proportion to their Percentage Interests until BH has received an amount equal to its 12% IRR Preference Amount as of the date of such distribution;

(c)           Third, 90% to the Members in proportion to their Percentage Interests and 10% to the Members in proportion to their Back-End Percentage Interests until BH has received an amount equal to its 15% IRR Preference Amount as of the date of such distribution;

(d)           Fourth, 70% to the Members in proportion to their Percentage Interests and 30% to the Members in proportion to their Back-End Percentage Interests until BH has received an amount equal to its 20% IRR Preference Amount as of the date of such distribution; and

(e)           Fifth, 50% to the Members in proportion to their Percentage Interests and 50% to the Members in proportion to their Back-End Percentage Interests.

Section 9.2            Limitation Upon Distributions.  No distribution shall be made to Members if prohibited by Section 18-607 of the Delaware Act.

ARTICLE 10.

CERTAIN FEES

Section 10.1         Certain Fees to Members and Affiliates.

(a)           On the Acquisition Date, the Company shall pay 50% of the Acquisition Fee to the Affiliate of BH designated by BH and the remaining 50% of the Acquisition Fee to the Affiliate of CTRI designated by CTRI.

(b)           On the first day of each calendar month following the Acquisition Date, provided the Company acquires the Project, the Company shall pay 1/12th of the Asset Management Fee, which Asset Management Fee shall be paid 50% to the Affiliate of BH designated by BH and the remaining 50% of the Asset Management Fee to the Affiliate of CTRI designated by CTRI.

(c)           The Manager shall cause the Company to enter into a property management agreement with Newport Real Estate Services, Inc., a California corporation, in the form approved by the Members.

Section 10.2         Termination of Affiliate Contracts.

(a)           Notwithstanding anything herein to the contrary, in the event that CTRI or any of its Affiliates are providing services to the Company in exchange for a fee (whether such fee is payable under this Agreement or a separate document), any termination or modification of such arrangement shall require the approval of BH.

(b)           Notwithstanding anything to the contrary, if the Company sells or otherwise disposes of the Project or if CTRI or its Affiliates no longer owns an interest in the Company, then CTRI’s and CTRI’s Affiliates’ rights to receive (i) those fees specified in any property management agreement between CTRI and/or its Affiliates and the Company, and (ii) the Asset Management Fee shall automatically be terminated except with respect to such fees, costs and reimbursements that have accrued to the time of the sale, disposition or termination of interest, but have yet to be paid.

(c)           Notwithstanding anything to the contrary, if the Company sells or otherwise disposes of the Project, if BH or its Affiliates no longer owns an interest in the Company, then BH’s and BH’s Affiliates’ rights to receive the Asset Management Fee shall automatically be terminated except with respect to such fees, costs and reimbursements that have accrued to the time of the sale, disposition or termination of interest, but have yet to be paid.

Section 10.3         Accounting Period.  The Company’s accounting period shall be the calendar year.

Section 10.4         Records.  Proper and complete records and books of account shall be kept or shall be caused to be kept by the Company in which shall be entered fully and accurately all transactions and other matters relating to the Company’s business in such detail and completeness as is customary and usual for businesses of the type engaged in by the Company. The books and records shall at all times be maintained at the principal executive office of the Company and shall be open to the reasonable inspection and examination of the Members or their duly authorized representatives during reasonable business hours following one-days’ advance notice to each Member.  The Company shall keep at its principal place of business the following records:

(a)           A current list of the full name and last known address of each Member;

(b)           Copies of records to enable a Member to determine the relative voting rights, if any;

(c)           A copy of the Certificate of Formation of the Company and all amendments thereto;

(d)           Copies of the Company’s federal, state, and local income tax returns and reports, if any, for the three most recent years;

(e)           Copies of this Agreement, together with any amendments thereto; and

(f)            Copies of any financial statements of the Company for the three most recent years.

Section 10.5         Audits and Reports.  The Manager shall deliver to BH the following financial statements and reports at the times indicated below:

(a)           Commencing on September 1, 2011, and each subsequent September 1st thereafter during the term of this Agreement, the Manager shall prepare and submit to BH an Annual Business Plan for the next ensuing calendar year.  The Annual Business Plan shall include a summary in reasonable detail of all activities or operations contemplated with respect to the Project and the Company for the period in question, including details of anticipated expenditures and revenues.

(b)           The Manager will prepare, or cause to be prepared, at the expense of the Company, and furnish to each Member the following within the periods set forth below (provided that for so long as it diligently performs its obligations hereunder, the Manager shall not be responsible for the delays of any Person that is not an Affiliate of Manager or reputable accountants or auditors retained by the Manager on behalf of the Company), all of which shall be certified by the Manager as being true and correct, to Manager’s knowledge:

(i)            within twelve (12) days after the end of each fiscal quarter of the Company, unless such fiscal quarter is the last fiscal quarter of any fiscal year of the Company, (A) an unaudited balance sheet of the Company dated as of the end of such fiscal quarter, (B) an unaudited related income statement of the Company for such fiscal quarter, (C) an unaudited statement of each Member’s Capital Account for such fiscal quarter, (D) an unaudited statement of cash flows of the Company for such fiscal quarter, and (E) a reconciliation of actual operating expenses and operating revenues during such period compared with the Annual Company Budget amounts for such items, and (F) a quarterly explanation of the discrepancies; and

(ii)           within twelve (12) days after the end of each calendar month, a status report of the Company’s activities during such calendar month, including summary descriptions of additions to, dispositions of and leasing and occupancy of Project and any material legal issues such as claims filed or threatened against the Company, material claims of the Company against other parties and developments in any then pending legal actions affecting the Company during such month.

(c)           The Manager will prepare, or cause to be prepared, on an accrual basis in accordance with GAAP and on a tax basis, at the expense of the Company, and furnish to each Member no later than January 15 after the end of each fiscal year of the Company the following, all of which shall be certified by the Manager as being true and correct, to Manager’s knowledge:

(i)            an unaudited balance sheet of the Company dated as of the end of such fiscal year;

(ii)           an unaudited related income statement of the Company for such fiscal year;

(iii)          an unaudited statement of each Member’s Capital Account for such fiscal year;

(iv)          an unaudited statement of cash flows of the Company as of the end of the fiscal year; and

(v)           such other supporting schedules, reports and backup information as are reasonably requested by BH.

(d)           In addition, if requested by BH, the Manager will prepare, at the expense of the Company, and furnish to each Member on or before the later to occur of (i) forty-five (45) calendar days after the end of each fiscal year of the Company, or (ii) 20 days following Manager’s receipt of such request, the final audited amount of net income of the Company for such fiscal year and, within sixty (60) calendar days after the end of such taxable year, each of the following, all of which shall be certified by the Manager as being true and correct and all of which shall be certified in the customary manner by the Company Accountant (which firm shall provide such balance sheet, income statement and statement of Capital Account in draft form to the Members for review prior to finalization and certification thereof) (i) an audited balance sheet of the Company dated as of the end of such taxable year; (ii) an audited related income statement of the Company for such taxable year; (iii) an audited statement of cash flows for such taxable year; and (iv) an audited statement of each Member’s Capital Account for such taxable year.

(e)           Promptly after the end of each fiscal year, the Manager will cause the Company Accountant to prepare and deliver to each Member a report setting forth in sufficient detail all such additional information and data with respect to business transactions effected by or involving the Company during the fiscal year as will enable the Company and each Member to timely prepare its federal, state and local income tax returns in accordance with applicable laws, rules and regulations.  The Manager will use its diligent commercially reasonable efforts to cause the Company Accountant to prepare all federal, state and local tax returns required of the Company, submit those returns to the other Members for their approval not later than March 1st of the year following such fiscal year.  Within ninety (90) days after the expiration of each taxable year, the Manager shall deliver to BH final tax returns for the preceding taxable year for the Company and year end financial statements for the Company prepared the Company Accountant in accordance with GAAP consistently applied.  In no event shall the Manager file the tax returns on behalf of the Company unless such returns have been approved by BH in accordance with Section 5.2(r).

(f)            The Manager shall prepare, or cause to be prepared, at Company expense, such additional financial reports and other information as BH may determine are appropriate.  The Manager will furnish to each Member upon request, at the expense of the Company, copies of all reports, statements, notices and other material written information received by the Company or the Manager from, or delivered by or on behalf of the Company to, any third party lender.

(g)           The Company shall pay in accordance with the applicable Approved Annual Company Budget for the Company the costs of any third parties providing the Company with auditing and tax preparation services in connection with the preparation of the reports and financial statements described in Section 10.5.

Section 10.6         Methods of Accounting.  All annual income tax and financial reports and returns of the Company shall be prepared in accordance with GAAP consistently applied.  Interim reports shall be prepared on an accrual basis. All elections with respect to tax matters to be made by or for the Company shall be made by the Tax Matters Member.

Section 10.7         Tax Matters Member.  For purposes of Code §§6221 through 6233, the Tax Matters Member shall have the following duties:

(a)           The Tax Matters Member shall keep the Members informed of all administrative and judicial proceedings, as required by Code §6223(g), and shall furnish to the Members a copy of each notice or other communication received by the Tax Matters Member from the Internal Revenue Service (except such notices or communications as are sent directly to the Members by the Internal Revenue Service).  The Tax Matters Member is hereby authorized and required by the Members to file all tax returns of the Company and in all instances to elect to treat the Company as a partnership for tax purposes.  The expenses so incurred by the Tax Matters Member shall be Company expenses and shall be paid by the Company in accordance with the applicable Annual Company Budget for the Company.

(b)           The Tax Matters Member shall have the authority, on behalf of the Company, to do all or any of the following:

(i)            enter into a settlement agreement or make any election with the IRS which purports to bind any other Member;

(ii)           file a petition as contemplated in Code §§6226(a) or 6228;

(iii)          intervene in any action as contemplated in Code §6226(b);

(iv)          file any request contemplated in Code §6227(c);

(v)           enter into an agreement extending the period of limitations as contemplated in Code §6229(b)(1)(B); and

(vi)          in the event of a transfer of all or any portion of the Membership Interests of any Member, elect pursuant to Section 754 of the Code to adjust the basis of assets of the Company.

Should the Tax Matters Member wish to resign, BH shall promptly appoint a replacement, and upon such replacement’s acceptance of the appointment, such resignation shall be effective.

Section 10.8         Matters Concerning Banking.  Subject to Section 5.2(ee), all funds of the Company shall be deposited in its name in an account or accounts maintained at a bank designated by the Manager or with an agent designed by the Members.  Such funds shall not be commingled with the funds of any other Person.  Checks shall be drawn upon the Company account or accounts only for purposes of the Company and shall be signed by signatories approved by the Members.

Section 10.9         REIT Matters.  Within twenty-five (25) days following the end of each calendar quarter, the Company shall provide to BH all tax information necessary for BH (or its REIT affiliates) to comply with the REIT requirements under Sections 856 and 857 of the Code.  Notwithstanding anything to the contrary in this Agreement, neither the Company nor any Member (acting on the Company’s behalf) shall take any action which would cause BH (or its REIT affiliates) to (a) fail to qualify as a “real estate investment trust” (as defined under Sections 856 & 857 of the Code) or (b) incur any additional taxes under Section 857 or Section 4981 of the Code (or any successor provisions).  In particular, the Company shall conduct its business affairs in a manner so as to avoid incurring income that would not qualify under Sections 856(c)(2) and 856(c)(3) of the Code and will not acquire assets that are not described in Section 856(c)(4) of the Code unless approved by BH.  The Members shall periodically consult with each other (or their designee) to ensure that any prospective transaction undertaken by the Company, or a Member acting on behalf of the Company, shall not cause BH (or its REIT affiliates) to fail to qualify as a REIT.  If the Members disagree as to whether any transaction will cause BH (or its REIT affiliates) to fail to qualify as a REIT (as defined under Sections 856 and 857 of the Code) or incur any additional taxes under Section 857 or Section 4981 of the Code (or any successor provisions), the reasonable determination of BH shall be final.

Section 10.10       Legal Counsel.

(a)           The legal counsel for the Company (“Company Counsel”) shall be selected by BH.  Company Counsel shall be responsible for assisting the Manager’s in-house counsel with the negotiation and drafting of legal documents for the Company and other legal work of a primary nature.

(b)           All costs and expenses of legal counsel shall be Company expenses and shall be included in the Approved Annual Company Budget.

ARTICLE 11.

TRANSFERABILITY, WITHDRAWAL AND MARKETING OF PROJECT

Section 11.1         Transfer Limitations.

(a)           Except as expressly provided in Section 11.1(b) or Section 11.2, no Member shall, either directly or indirectly, sell, assign, transfer, mortgage, charge or otherwise encumber, or suffer any third party to sell, assign, transfer, mortgage, charge or otherwise encumber, or contract to do or permit any of the foregoing, whether voluntarily or by operation of law (herein sometimes collectively called a “transfer”), any part or all of its interest in the Company, or substitute a transferee in its place as a substitute Member of the Company, without the unanimous consent of the Members and any attempt to do so shall be void.  In no event shall the Manager approve any transfer to any person or entity that is not an “accredited investor” as defined in Regulation D promulgated pursuant to the Securities Act.

(b)           Notwithstanding anything herein to the contrary, BH may transfer all or any portion of its interest in the Company, either directly or indirectly, to an Affiliate.  Any such transferee shall be admitted as a substitute Member of the Company upon written notice to CTRI of such transfer.  Nothing in this Article 11 is meant to or will be interpreted to restrict in any way the ability of any equity holder in Behringer Harvard Opportunity REIT II, Inc. BHO II, Inc., BHO Business Trust II or Behringer Harvard Opportunity OP II, LP and/or their constituent owners from transferring securities issued by such entities.

(c)           Notwithstanding anything herein to the contrary, CT may transfer all or any portion of its interest in the Company, either directly or indirectly, to an Affiliate; provided, that the day-to-day management of such Affiliate are controlled, either directly or indirectly, by at least three of the CTRI Key Persons.  Any such transferee shall be admitted as a substitute Member of the Company upon written notice to BH of such transfer.  Nothing in this Article 11 is meant to or will be interpreted to restrict in any way the ability of any equity holder in CT California Fund VI, LLC or CT Realty Corporation and/or their constituent owners from transferring securities issued by such entities.

(d)           In order to effectuate the purpose of this Section 11.1, but except as provided in Section 11.1(b), each Member that is an entity will seek to transfer its interest in the Company only through a direct transfer of such interest therein in the manner contemplated in this Article 11, and no transfer or other disposition of any stock or partnership or other beneficial interest in any such Entity will be effected, directly or indirectly, unless unanimously approved by the Members.

(e)           In the event of a transfer of any interest in contravention of the provisions of this Section 11.1, the person or entity to whom such transfer is made shall become neither a Member nor an assignee hereunder, and shall not be entitled to participate in any decision or to receive any share of profits or cash in respect of the Company’s business or to share in distributions, if any, in which its assignor would otherwise have been entitled to share, and shall have no right to require any information or accounting of any transactions of the Company, and such assignee shall not be entitled to vote with respect to any Company matter.  No transferee shall be a Member nor shall it have any of the rights thereof until admitted as a Member pursuant to Section 11.1 and until such transferee shall have executed a counterpart of this Agreement and agreed in writing to assume and be bound by all of the relevant obligations of the transferor.

(f)            Each Member acknowledges and agrees that such Member shall neither transfer, directly or indirectly, any part or all of its interest in the Company, nor permit a transfer, directly or indirectly, of any of the ownership interests in such Member, nor permit a change of control of such Member or its Affiliates if such transfer or such change in control would constitute a default under the Loan Documents.

Section 11.2         Buy/Sell Agreement.

(a)           General.  At any time after the Lock-Out Period either Member or upon the occurrence of a Default Event, the Member who did not cause the Default Event, such Member (the “Purchasing Member”), by giving the Shotgun Notice (defined below), may offer to buy all, but not less than all, of the other Member’s (the “Selling Member”) Membership Interests on the terms and conditions set forth herein, and in such event, the Selling Member shall be obligated to sell its Membership Interests to the Purchasing Member; provided, however, at the election of the Selling Member, the Selling Member may buy the Purchasing Member’s Membership Interest, and the Purchasing Member shall be obligated to sell its Membership Interests on the terms and conditions set forth herein to the Selling Member.

(b)           Shotgun Notice.  As used herein, “Shotgun Notice” is a notice that shall (i) be in writing signed by the Purchasing Member; (ii) include the terms and conditions of the offer, including a statement specifying the proposed value of the Project net of the Company’s liabilities (including any then existing mortgage loans) (the “Proposed Net Value”) and a statement as to the proposed purchase price for the Selling Member’s Membership Interest, which shall be the cumulative amount that would be distributed to the Selling Member if the Proposed Net Value was distributed to the Members in accordance with Section 12.6 (the “Put/Call Price”); and (iii) include the adjustments to be made to the Put/Call Price on the Closing Date, if any.

(c)           Terms and Conditions. The terms and conditions as set forth in the Shotgun Notice, if otherwise in compliance with this Section, cannot be changed by the Selling Member or the Purchasing Member, and any attempt by the Purchasing Member or the Selling Member to change such terms and conditions shall be void, unless agreed to by both the Selling Member and the Purchasing Member.

(d)           Response. The Selling Member shall have a period of ninety (90) days after receipt of the Shotgun Notice (“Response Period”) within which to notify the Purchasing Member in writing (the “Answer”) whether the Selling Member elects to sell its Membership Interest at the Put/Call Price, or to buy the Purchasing Member’s Membership Interest. If the Selling Member does not deliver the Answer within the above period, then the Selling Member shall be deemed to have conclusively elected to sell it’s Membership Interest to the Purchasing Member for the Put/Call Price specified in the Shotgun Notice. In the event the Selling Member elects to purchase the Purchasing Member’s Membership Interest as set forth in the Answer, then the initial “Purchasing Member” shall thereafter be deemed the “Selling Member” and the “Selling Member” shall thereafter be deemed the “Purchasing Member” for purposes of this Section 11.2.

(e)           Deposit.  If the Selling Member elects to purchase the Purchasing Member’s Membership Interest, then the Selling Member shall deliver a deposit equal to five percent (5%) of the Put/Call Price (the “Deposit”) to a nationally recognized title insurance company, as escrow agent (the “Escrow Agent”), concurrently with its delivery of the Answer to the Purchasing Member.  If the Selling Member elects to sell its Membership Interest to the Purchasing Member, then the Purchasing Member shall deliver its Deposit to the Escrow Agent promptly following its receipt of the Answer.  The Deposit shall be in the form of a certified check made payable to the Escrow Agent.  Concurrently with depositing a check, the Members shall provide to the Escrow Agent a social security or employer identification number for the Escrow Agent’s use in depositing the check in an interest-bearing account. The costs for services of the Escrow Agent shall be paid at Closing, one-half by the Selling Member and one-half by the Purchasing Member.

(f)            Escrow Agreement. By execution of this Agreement the Members agree that the Escrow Agent shall hold the Deposit in escrow and shall dispose of the Deposit only in accordance with the following provisions:

(i)            Escrow Agent shall deliver the Deposit, or such portion thereof as is required to be delivered hereunder, to the Selling Member or to the Purchasing Member, as the case may be, as follows:

(A)          to the Selling Member, or otherwise at the direction of the Selling Member, upon completion of the Closing Date (hereinafter defined), in which case the Deposit shall be applied towards Put/Call Price; or

(B)           to the Selling Member, after receipt of the Selling Member’s demand in which the Selling Member certifies that the Purchasing Member has defaulted under this Section, and the Selling Member is thereby entitled to receive the Deposit; but the Escrow Agent shall not honor the Selling Member’s demand until more than ten (10) days after the Escrow Agent has transmitted a copy of the Selling Member’s demand to the Purchasing Member, nor thereafter if the Escrow Agent receives a Notice of Objection (hereinafter defined) from the Purchasing Member within such ten (10) day period; or

(C)           to the Purchasing Member, after receipt of the Purchasing Member’s demand in which the Purchasing Member certifies that the Selling Member has defaulted under this Section, and the Purchasing Member is thereby entitled to receive the Deposit; but the Escrow Agent shall not honor the Purchasing Member’s demand until more than ten (10) days after the Escrow Agent has transmitted a copy of the Purchasing Member’s demand to the Selling Member, nor thereafter if the Escrow Agent receives a Notice of Objection (hereinafter defined) from the Selling Member within such ten (10) day period; or

(D)          to any party, at the written direction of both the Selling Member and the Purchasing Member.

Upon delivery of the Deposit in accordance with the terms and conditions herein, the Escrow Agent shall be relieved of all liability hereunder and with respect to the Deposit. The Escrow Agent shall deliver the Deposit, at the election of the party or parties entitled to receive the same, by (i) a good, unendorsed certified check or checks of the Escrow Agent payable to the order of such party or parties, (ii) an unendorsed official bank or cashier’s check or checks payable to the order of such party or parties, or (iii)

a bank wire transfer or transfers of immediately available funds to an account designated by such party or parties.

(ii)           Upon receipt of a written demand under Section 11.2(f)(i)(B) or under Section 11.2(f)(i)(C) above, the Escrow Agent shall promptly transmit a copy of such demand to the other Member. Within ten (10) days after the date of transmitting the same, but not thereafter, the other Members may object to the delivery of the Deposit to the Member(s) requesting the Deposit by transmitting a notice of objection (a “Notice of Objection”) to the Escrow Agent.  After receiving a Notice of Objection, the Escrow Agent shall promptly transmit a copy of such Notice of Objection to the Member requesting the Deposit; and thereafter, the Escrow Agent shall continue to hold the Deposit until the Escrow Agent receives a written agreement of the Selling Member and the Purchasing Member directing the disbursement of the Deposit, in which event the Escrow Agent shall disburse the applicable Deposit in accordance with such agreement.  In the event of any litigation between the Selling Member and the Purchasing Member relating to the Deposit, the Escrow Agent will deposit the Deposit with the clerk of the court in which such litigation is pending. In the event the Deposit is deposited in court by the Escrow Agent pursuant to the foregoing sentence, the Escrow Agent shall be entitled to rely upon the judgment of such court.

(iii)          The Escrow Agent may rely on the foregoing provisions in lieu of an escrow agreement with the Members. Notwithstanding the foregoing, in the event that the Escrow Agent requests a commercially reasonable written agreement embodying the foregoing provisions, each Member shall promptly execute such an agreement. If any Member shall fail to execute such agreement within five (5) days after transmittal thereof, or if the agreement materially differs from the terms hereof, upon such determination of either Member, then either Member may direct the Escrow Agent to transfer the check to another Escrow Agent who will not require a separate written escrow agreement.

(iv)          When the Deposit check is deposited with the Escrow Agent, the Escrow Agent shall be instructed in writing that the Escrow Agent’s acceptance of the check as a Deposit will constitute acceptance by the Escrow Agent of the terms and conditions set forth herein, and the Escrow Agent shall be provided with a copy of this Article with such Deposit.

(g)           Closing.

(i)            The sale and acquisition of the Membership Interest (the “Closing”) shall occur no later than thirty (30) days after the deliver of the Answer (the “Closing Date”)  through the offices of the Escrow Agent, in escrow.  At such Closing, the Selling Member shall convey and assign to the Purchasing Member by assignment with warranty of title, free and clear of all liens, claims, and encumbrances arising through the assignor, the Membership Interest of the Selling Member and shall execute and deliver to the Purchasing Member all documents which are reasonably required to give effect to the sale and acquisition of such Membership Interest. The Members shall take such other actions and execute such other documents as may be necessary or appropriate to give effect to any transaction contemplated by this Section.  At the Closing, the Purchasing Member shall pay the Selling Member the Put/Call Price by electronic transfer of immediately available funds, less a credit for the Deposit, subject to the adjustments set forth in the Shotgun Notice.  In addition, at the Closing, (A) the Company’s books shall be closed as of the Closing Date and all items of Company income and expense shall be apportioned in calculating Available Cash as of the day preceding the Closing Date, (B) Available Cash (exclusive of any holdback for reserves, which reserves shall be held for a period of no more than one year, after which period, such reserves will be distributed to the Members in accordance with

Section 9.1 that has been received by the Company through the Closing Date shall be distributed in accordance with the provisions of Section 9.1, and (C) the purchase price to be paid by the Purchasing Member shall be increased by the aggregate amount of all additional Capital Contributions made by the Selling Member in the period between the date of the Shotgun Notice and the Closing Date (to the extent not otherwise included in Available Cash) and decreased by any amounts of net proceeds from a capital transaction received by the Company during the period between the date of the Shotgun Notice and the Closing Date and distributed to the Selling Member pursuant to the terms hereof.

(ii)           All loans made or deemed made by or to the Selling Member shall be repaid in full (including all accrued but unpaid interest thereon) at the Closing. No transaction pursuant to this Section shall relieve the Selling Member from any duty or obligation owed to the Company or to the other Members to the extent such obligation accrued and is properly attributable to the period prior to the Closing Date, nor shall it constitute a waiver or release of claims with respect thereto. Subject to provisions of Section 14.18, the Purchasing Member shall defend, indemnify, and hold harmless the Selling Member from all obligations and liabilities arising from the Membership Interest accruing and properly attributable to the period beginning on the Closing Date, and the Selling Member shall defend, indemnify and hold harmless the Purchasing Member from all obligations and liabilities arising from the Membership Interest accruing and properly attributable to the period prior to the Closing Date.  The foregoing sentence shall survive the Closing and shall not require further documentation to take effect, but if requested by either Member, both Members will execute a reasonable confirming document which is consistent with the foregoing provisions.

(iii)          If at the Closing Date, the Selling Member or such Member’s affiliates or related entities, shall have any guarantees, collateral, or covenants lodged with third parties to secure any indebtedness, liability, or obligation of the Company, including any liability under nonrecourse carveouts, or shall have outstanding any commitment to give such guarantees, collateral, or covenants (“Personal Liability”), the Purchasing Member shall deliver or cause to be delivered to the Selling Member, no later than the Closing Date, a cancellation of such Personal Liability from the relevant beneficiaries.  As an alternative to the foregoing, the Selling Member, at its election, may accept the Purchasing Member’s indemnity for all manner of loss, claims. and damages that could arise as a result of any Personal Liability, so long as (A) such indemnity is supported by an irrevocable clean letter of credit in an amount equal to the maximum potential Personal Liability (as reasonably determined by the Selling Member) and (B) such letter of credit is payable at sight, renewable annually, issued by a nationally recognized United States banking institution, and is otherwise reasonably acceptable to the Selling Member. The foregoing letter of credit shall remain in full force and effect until the Personal Liability is released.

(iv)          In the event that the Selling Member shall be prohibited under the terms of any Company debt or other obligation from selling its Membership Interest to the Purchasing Member without the consent of or payment to a third party, or otherwise is prohibited from consummating this transaction without the consent of or payment to a third party, then in such event, such obligation giving rise to such prohibition, as the case may be, shall be fully discharged by the Purchasing Member on the Closing Date and any prepayment fee, premium, or cost shall be paid by the Purchasing Member, unless the appropriate mortgagee or other creditor or obligee shall permit such transfer to be made, in which case the Purchasing Member shall pay all cost and fees related to obtaining such consent to the transfer.

(v)           In the event that Section 11.2(g)(ii) is operative, thirty (30) days prior to Closing, CTRI shall execute and deliver and shall cause CTRI’s principals to execute and deliver any agreement or document reasonably required by any Lender to obtain such Lender’s consent to the transfer of a Membership Interest pursuant to this Section 11.2, including, without limitation, any acknowledgement agreements pursuant to which the principals of CTRI confirm their continuing obligations under the Loan Documents; provided, however, that such other agreements or documents do not in any way increase in any material respect or create any new cost to, or liability or obligations of, CTRI.

(h)           Time. Time shall be of the essence in any sale referred to in this Section. Notwithstanding anything to the contrary in this Section, all notices or transmissions under this Section shall comply with the notice provisions of this Agreement, and any time period relating to such notices or transmissions shall be deemed to commence on the day set forth in the notice provisions relating to the mode of transmission used.

(i)            Default.  Should the Purchasing Member fail timely to close, the Selling Member, as his exclusive remedies in the circumstances, (i) shall be entitled to retain the Deposit, as liquidated damages for such failure and (ii) may, at its election (exercisable by, and only by, written notice to the Purchasing Member within ten (10) days following such failure), elect to purchase the interest of the Purchasing Member for the price thereof determined pursuant to Section 11.2 by reference to the Proposed Net Value (and the Selling Member shall acquire the Purchasing Member’s debt claims against the Company for the full amounts owed).  If the Selling Member exercises such election, Section 11.2 shall apply, except that the respective roles of the parties shall be reversed and the ninety (90) day period referred to therein shall run from the date of such exercise.  Should the Selling Member timely elect to purchase the interest of the Purchasing Member, but fail to consummate such purchase within ninety (90) days following such election, no Member shall have any further rights or duties in connection with the then-current proceedings under this Section 11.2, except that the Selling Member shall pay (or reimburse the Purchasing Member for) all reasonable expenses incurred by the Purchasing Member as a result of the Selling Member’s exercise of such election.

(j)            Purchaser.  In connection with a transfer pursuant to this Section 11.2, the Purchasing Member may designate another Person that is an Affiliate of such Purchasing Member to acquire the Selling Member’s interest in the Company, in which event such other person shall acquire such interest, but no such designation or acquisition shall relieve the Purchasing Member from any obligation under this Section 11.2.

Section 11.3         Termination of Obligations.  As of the effective date of any transfer not prohibited hereunder by a Member of its entire interest in the Company, such Member’s rights and obligations hereunder shall terminate except as to items accrued as of such date and except as to any indemnity obligations of such Member attributable to acts or events occurring prior to such date.  Thereupon, except as limited by the preceding sentence, this Agreement shall terminate as to the transferring Members but shall remain in effect as to the other Members.  In the event of a transfer of its entire Membership Interest by a Member to another Member, the Member to whom such interest is transferred shall indemnify, defend and hold harmless the Member so transferring its Membership Interest from and against any and all claims, demands, losses, liabilities, expenses, actions, lawsuits, and other proceedings, judgments, awards, and costs and expenses (including but not limited to reasonable attorneys’ fees) incurred in or rising directly or indirectly, in whole or in part, out of operation of the business of the Company, excluding only those liabilities, if any, accruing prior to the date of such transfer.

Section 11.4         Restraining Order.  In the event that any Member shall at any time transfer or attempt to transfer its Company interest in violation of the provisions of this Agreement and any rights hereby granted, then the other Member shall, in addition to all rights and remedies at law and in equity, be entitled to a decree or order restraining and enjoining such transfer and the offending Member shall not plead in defense thereto that there would be an adequate remedy at law; it being hereby expressly acknowledged and agreed that damages at law will be an inadequate remedy for a breach or threatened breach of the violation of the provisions concerning transfer set forth in this Agreement.

Section 11.5         No Termination.  Notwithstanding any provision to the contrary in this Article 11, unless otherwise approved by BH, no Member shall transfer all or any part of its Membership Interest to a Person or Entity other than another Member if such transfer would result in a termination of the Company under the Code; provided that BH may not authorize a transfer of all or any part of its Membership Interest if such transfer is not otherwise approved by the Members, if such approval is otherwise required in accordance with this Article 11.

Section 11.6         Withdrawal.  No Member shall have the right to withdraw from the Company without the prior written consent of the remaining Members.

Section 11.7         Change of Control.

(a)           In the event of a Change of Control (as hereinafter defined) and notwithstanding the Lock-Out Period, BH may elect by written notice to CTRI to cause any or all of the following remedies and/or consequences to take effect:

(i)            BH may: (A) replace CTRI as Manager; or (B) designate an unaffiliated, third party Person to replace CTRI as Manager.

(ii)           BH may elect at any time after a Change of Control to cause the Manager to actively market the Company’s interest in the Project for sale to third parties.

(b)           For purposes of this Section 11.7, the term “Change of Control” shall include the following:

(i)            Three or more CTRI Key Persons are no longer controlling the day to day management of CTRI or an Affiliate thereof (a “Departure”), and within 60 days of such CTRI Key Person’s Departure, CTRI does not present a potential replacement for such CTRI Key Person (or any previously approved replacement), or CTRI presents and BH does not approve a potential replacement for such CTRI Key Person (or any previously approved replacement), provided, however, if CTRI presents a potential replacement for such CTRI Key Person (or any successor thereto), and BH does not approve such potential replacement, CTRI shall have an additional 30 days (i.e., 90 days from the applicable party’s Departure) to present and obtain approval with respect to such potential replacement.  Any potential replacement for such CTRI Key Person (or any previously approved replacement) must have skills, experience and education consistent with the requirements of the role and person being replaced; and/or

(ii)           Either: (a) Robert Campbell fails to own, directly or indirectly, at least 5% of the ownership interests in CT Realty Corporation; or (b) James C. Watson fails to own (or hold stock options to), directly or indirectly, at least 5% of the ownership interests in CT Realty Corporation.

ARTICLE 12.

DISSOLUTION AND TERMINATION

Section 12.1         Waiver of Rights.  Each Member hereby expressly waives any and all rights to dissolve, terminate or liquidate, or to petition a court for the partition, dissolution, termination or liquidation of the Company except as provided in this Article 12.

Section 12.2         Voluntary Termination.  The Company may voluntarily terminate upon the occurrence of any of the following events:

(a)           the unanimous written consent of all of the Members; or

(b)           the sale of substantially all the assets of the Company and the distribution to the Members of all proceeds from such sale.

Section 12.3         Events of Involuntary Dissolution.  Unless continued by the Members pursuant to the provisions of Section 12.4, the Company shall be involuntarily dissolved upon the occurrence of any of the following events:

(a)           the filing of an involuntary petition in bankruptcy against any Member which is not dismissed within 120 days of such filing;

(b)           any Member makes an assignment for the benefit of its creditors or the filing by any Member of any petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the present or any future Federal Bankruptcy Code or any present or future federal, estate or other statute or law relating to bankruptcy, insolvency or other relief for debtors; or

(c)           any Member seeking, or consenting to, or acquiescing in the appointment of any trustee, receiver, conservator or liquidator of it or of all or any substantial portion of its property or interest in the Company.

Section 12.4         Reformation of Company.  Notwithstanding the provisions of Section 12.3, the Company shall not be dissolved upon the occurrence of any of the events enumerated in Section 12.3 in the event that, within sixty (60) days after the date of any of such events, the remaining Members not responsible for the occurrence of such event elect to continue the business of the Company in a reconstituted form.

Section 12.5         Effect of Dissolution.  Upon dissolution, the Company shall cease to carry on its business, except as permitted by Section 18-803 of the Delaware Act.

Section 12.6         Winding Up, Liquidation and Distribution of Assets.

(a)           Upon dissolution, an accounting shall be made by the Company Accountant of the accounts of the Company and of the Company’s assets, liabilities and operations, from the date of the last previous accounting until the date of dissolution.  The Manager shall immediately proceed to wind up the affairs of the Company.

(b)           If the Company is dissolved and its affairs are to be wound up, the Manager shall, with the consent of BH in accordance with Section 5.2(pp), in the following order of priority:

(i)            sell or otherwise liquidate all of the Company’s assets promptly as practicable;

(ii)           allocate any Net Profit or Net Loss or items of income, gain, loss or deduction resulting from such sales to the Members in accordance with Article 8 hereof;

(iii)          discharge all liabilities of the Company, including liabilities to Members who are creditors, to the extent otherwise permitted by law, other than liabilities to Members for distributions, and establish, for a period not to exceed one (1) year following the winding-up of the Company, such reserves as BH may deem reasonably necessary to provide for contingent or unforeseen liabilities or obligations of the Company; and

(iv)          distribute any remaining proceeds to the Members in the same manner and order of priority as provided for distributions under Section 9.1.

(c)           Notwithstanding anything to the contrary in this Agreement, upon a liquidation within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Regulations, if any Member has a deficit Capital Account (after giving effect to all contributions, distributions, allocations and other Capital Account adjustments for all taxable years, including the year during which such liquidation occurs), such Member shall have no obligation to make any Capital Contribution, and the negative balance of such Member’s Capital Account shall not be considered a debt owed by such Member to the Company or to any other Person for any purpose whatsoever.

(d)           Upon completion of the winding up, liquidation and distribution of the assets, the Company shall be deemed terminated.

(e)           All Members and the Manager shall comply with any applicable requirements of applicable law pertaining to the winding up of the affairs of the Company and the final distribution of its assets.

Section 12.7         Certificate of Termination.  When all debts, liabilities and obligations have been paid and discharged or adequate provisions have been made therefor and all of the remaining property and assets have been distributed to the Members, a Certificate of Termination may be executed by the Manager and filed with the Secretary of State of Delaware in accordance with the Delaware Act.

Section 12.8         Return of Contribution Nonrecourse to Other Members.  Except as provided by law, upon dissolution, each Member shall look solely to the assets of the Company for the return of its Capital Contribution.  If the Company property remaining after the payment or discharge of the debts and liabilities of the Company is insufficient to return the cash contribution of one or more Members, such Member or Members shall have no recourse against any other Member.

ARTICLE 13.

ADDITIONAL MEMBERS

Section 13.1         Admission of a New Member.  From the date of the formation of the Company, any Person or Entity acceptable to each of the Members may become a Member of this Company either by the issuance by the Company of Membership Interests for such consideration as the Manager with the consent of BH shall determine, or as a transferee of a Member’s Membership Interest or any portion thereof, subject to the terms and conditions of this Agreement.

ARTICLE 14.

MISCELLANEOUS PROVISIONS

Section 14.1         Governing Laws.  This Agreement, and the application of interpretation hereof, shall be governed by its terms and by the laws of the State of Delaware, and specifically the Delaware Act.

Section 14.2         No Action for Partition.  No Member has any right to maintain any action for partition with respect to the property of the Company.

Section 14.3         Execution of Additional Instruments.  Each Member hereby agrees to execute such other and further statements of interest and holdings, designations, powers of attorney and other instruments necessary to comply with any laws, rules or regulations.

Section 14.4         Waivers.  The failure of any party to seek redress for violation of or to insist upon the strict performance of any covenant or condition of this Agreement shall not prevent a subsequent act, which would have originally constituted a violation, from having the effect of an original violation.

Section 14.5         Rights and Remedies Cumulative.  The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive the right to use any or all other remedies.  Such rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.

Section 14.6         Severability.  If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid, illegal or unenforceable to any extent, the remainder of this Agreement and the application thereof shall not be affected and shall be enforceable to the fullest extent permitted by law.

Section 14.7         Heirs, Successors and Assigns.  Each and all of the covenants, terms, provisions and agreements herein contained shall be binding upon and inure to the benefit of the parties hereto and, to the extent permitted by this Agreement, their respective heirs, legal representatives, successors and assigns.

Section 14.8         Third Parties.  None of the provisions of this Agreement shall be for the benefit of or enforceable by any third party.

Section 14.9         Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.  The delivery of an executed counterpart of this Agreement by facsimile or as a PDF or similar attachment to an email shall constitute effective delivery of such counterpart for all purposes with the same force and effect as the delivery of an original, executed counterpart.

Section 14.10       Certification of Non-Foreign Status.  In order to comply with § 1445 of the Code and the applicable Regulations thereunder, in the event of the disposition by the Company of a United States real property interest as defined in the Code and Regulations, each Member shall provide to the Company, an affidavit stating, under penalties of perjury, (i) the Member’s address, (ii) United States Taxpayer identification number, and (iii) that the Member is not a foreign person as that term is defined in the Code and Regulations.  Failure by any Member to provide such affidavit by the date of such disposition shall authorize the Manager to withhold 10% of each such Member’s distributive share of the amount realized by the Company on the disposition.

Section 14.11       Notices.  Each Notice shall be in writing, and shall be deemed to have been properly given or served when transmitted by facsimile transmission or internet e-mail (with a conforming copy to be delivered by other means) or when delivered to any nationally recognized overnight courier or deposited with the United States Postal Service or any official successor thereto, designated as registered or certified mail, return receipt requested, bearing adequate postage and addressed as hereinafter provided, or by personal delivery (which may include delivery by commercial courier service) if receipt is procured.  The time period in which a response to any Notice must be made, or any action taken or payment made with respect thereto, shall start on the date which is three (3) days after the date of the confirmation of receipt of such facsimile transmission, the date of the delivery of such internet e-mail, the date of receipt indicated on the return receipt of the Notice or on the date of personal delivery evidenced by a receipt.  Rejection of or other refusal to accept a Notice, or the inability to deliver because of changed address or status of which no Notice was given, shall be deemed to be receipt of the Notice sent.  By giving to the other Members at least 10 days’ prior Notice thereof, any Member shall have the right from time to time during the term of this Agreement to change its address for the purposes of this Agreement and to specify as its new address any other address within the United States of America.  All dates and time referred to in this Agreement shall be determined based on local time in Dallas, Texas.  Initially, Notices shall be sent to the addresses specified in Exhibit C to this Agreement.

Section 14.12       Amendments and Waivers.  Any amendment to or waiver of a provision of this Agreement shall be made in writing and signed by each of the Members.

Section 14.13       Invalidity.  The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and the Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.  If any particular provision herein is construed to be in conflict with the provisions of the Delaware Act, the Delaware Act shall control and such invalid or unenforceable provisions shall not affect or invalidate the other provisions hereof, and this Agreement shall be construed in all respects as if such conflicting provision were omitted.

Section 14.14       Further Assurances.  The Members each agree to cooperate, and to execute and deliver in a timely fashion any and all additional documents necessary to effectuate the purposes of the Company and this Agreement.

Section 14.15       Time.  Time is of the essence of this Agreement.

Section 14.16       Non Business Days.  Whenever action must be taken (including the giving of notice or the delivery of documents) under this Agreement during a certain period of time or by a particular date that ends or occurs on a non-Business Day, then such period or date shall be extended until the immediately following Business Day.

Section 14.17       General Statutory Override.  To the extent permitted by law, the provisions of this Agreement shall govern over all provisions of the Delaware Act which would apply but for (and inconsistently with) this Agreement.  For each question (a) with respect to which the Delaware Act provides a rule (a “default rule”) but permits a limited liability company’s operating agreement to provide a different rule and (b) which is addressed by this Agreement, the default rule shall not apply to the Company.  Without limiting the generality of the foregoing, the following provisions of the Delaware Act shall not apply to the Company: Section 18-304, Section 18-801 and Section 18-804.

Section 14.18       Exculpation of BH and Related Parties.  Notwithstanding anything to the contrary contained in this Agreement or in any exhibits attached hereto or in any documents executed in connection herewith, it is expressly understood and agreed by and between the parties hereto that: (a) the recourse of CTRI or any of its successors or assigns against BH in connection with this Agreement or any action taken by the Company pursuant to this Agreement, including, without limitation, with respect to any alleged act or omission of BH or any other representative of BH, any misrepresentation (whether allegedly intentional or unintentional) by or on behalf of BH, or any breach by or on the part of BH of any representation, warranty, covenant, undertaking, indemnity or agreement contained in this Agreement (collectively, the “BH’s Undertakings”), will not exceed the aggregate investment of BH in the Company and the Project, and (b) no personal liability or personal responsibility of any sort with respect to any of the BH’s Undertakings or any alleged breach thereof is assumed by, or will at any time be asserted or enforceable against, BH or any of its Affiliates, or against any of their respective shareholders, directors, officers, employees, agents, advisors, constituent partners, members, beneficiaries, trustees or representatives.

Section 14.19       Exculpation of CTRI and Related Parties .  Notwithstanding anything to the contrary contained in this Agreement or in any exhibits attached hereto or in any documents executed in connection herewith, it is expressly understood and agreed by and between the parties hereto that: (a) the recourse of BH or any of its successors or assigns against CTRI in connection with this Agreement or any action taken by the Company pursuant to this Agreement, including, without limitation, with respect to any alleged act or omission of CTRI or any other representative of CTRI, any misrepresentation (whether allegedly intentional or unintentional) by or on behalf of CTRI, or any breach by or on the part of CTRI of any representation, warranty, covenant, undertaking, indemnity or agreement contained in this Agreement (collectively, the “CTRI’s Undertakings”), will not exceed the aggregate investment of CTRI in the Company and the Project, and (b) no personal liability or personal responsibility of any sort with respect to any of the CTRI’s Undertakings or any alleged breach thereof is assumed by, or will at any time be asserted or enforceable against, CTRI or any of its Affiliates, or against any of their respective shareholders, directors, officers, employees, agents, advisors, constituent partners, members, beneficiaries, trustees or representatives.

Section 14.20       Press Releases.  No public announcement, press release or other similar public disclosure of the acquisition of the Project, the terms of this Agreement, the activities of the Company, or the plans of the Company will be made unless same is approved in advance in writing by BH.   For purposes of this Section 14.20, a written communication by an employee of BH authorizing an announcement, press release or other similar public disclosure shall be deemed an approval by BH.  However, notwithstanding the preceding sentence, any Member shall have the right, without obtaining the consent of any other Member, to make such disclosures as may, in the reasonable judgment of such Member’s counsel, be required by applicable law as long as such Member shall solicit and consider comments from BH to any such disclosure as is practicable given the legal requirements and the time available to make such disclosures.  Furthermore, it is agreed that the foregoing provisions of this Section 14.20 shall not prohibit a Member from disclosing such information to the accountants, attorneys, consultants, lenders and vendors of the Company as is necessary to allow such parties to provide services, funds or goods to the Company.  The Members have agreed that if a Member breaches the obligation set forth in the first sentence of this Section 14.20 (the “Non-Disclosure Obligation”), the actual damages that will be incurred by the other Members as a result of such breach would be extremely difficult or impracticable to determine.  Therefore, the Members agree that if a Member or any Affiliate of a Member breaches the Non-Disclosure Obligation, such Member shall pay to each of the other Members liquidated damages (the “Liquidated Damages”) in the amount of Five Thousand Dollars ($5,000) for each such breach, such amount having been agreed upon, after negotiation, as the Members’ reasonable estimate of the damages that will be suffered by reason of a breach of the Non-Disclosure Obligation.  Any Liquidated Damages becoming payable pursuant to this Section 14.20 shall be paid within ten (10) days after the breach of the Non-Disclosure Obligation giving rise to the Liquidated Damages.  If not paid within such ten (10) day period, the Liquidated Damages shall thereafter bear interest at the lesser of twelve percent (12%) per annum or the highest rate permitted by applicable law.  All Company distributions and other payments that otherwise would be made to the Member that is liable for Liquidated Damages shall be paid to the other Members until the Liquidated Damages and all interest accrued thereon are paid in full (with all such payments being applied first to accrued and unpaid interest and then to the Liquidated Damages).

Section 14.21       SPE Provisions.  Notwithstanding anything in this Agreement to the contrary, unless and until that certain loan (“Loan”) from PCCP Capital I, LLC, a Delaware limited liability company (together with its successors and assigns, “Lender”), to the Company evidenced and secured by certain loan documents (collectively, “Loan Documents”) including, without limitation, a loan agreement executed by Lender and Company in connection with the acquisition of the Project (“Loan Agreement”) and a deed of trust encumbering the Project, has been paid in full in accordance with the terms and provisions of such Loan Documents, the following provisions shall be and remain in effect and shall control in the event of any conflict with any contrary provisions hereof or of any other Company governance documents:

(a)           The purpose for which Company is organized shall be limited to (i) owning, holding, selling, leasing, transferring, exchanging, operating and managing Company’s interest in the Project, (ii) entering into the Loan, (iii) refinancing the Project in connection with a permitted repayment of the Loan, and (iv) transacting any and all lawful business that is incident, necessary and appropriate to accomplish the foregoing.

(b)           Company will not own any asset or property other than (i) the Project and (ii) incidental personal property necessary for and used in connection with the ownership or operation of the same.

(c)           Company shall not engage in a business other than the ownership, operation and management of the Project and any other property which is hereafter acquired by Company with Lender’s prior written consent.

(d)           Except as otherwise expressly permitted in Section 8.16(d) of the Loan Agreement, Company will not enter into any contract or agreement with any Affiliate, CT California Fund VI, LLC, a California limited liability company (“Guarantor”), or any Affiliate of Guarantor, provided, however, that Company may enter into contracts with Affiliates with Lender’s prior written consent so long as such contracts relate to the Project and provide for payments at prevailing market rates.

(e)           Except as otherwise expressly permitted in Section 8.16(e) of the Loan Agreement, Company will not incur any indebtedness, secured or unsecured, in violation of Section 8.8 of the Loan Agreement.  In no event shall any indebtedness other than the Loan be secured (either subordinate or pari passu) by the Project, and no indebtedness may be secured, directly or indirectly, by any partnership, membership or other equity interest in Company.

(f)            Company has not made and will not make any loans or advances to any person or entity and shall not acquire obligations or securities of an Affiliate.

(g)           Company will remain solvent and Company will pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses) from its assets as the same shall become due; provided that this covenant shall not imply any capital contribution obligation other than the obligation to contribute the required “Borrower Equity” (as defined in the Loan Agreement).

(h)           Company will do all things necessary to observe organizational formalities and preserve its existence, and Company will not amend, modify or otherwise change, in violation of the covenants of this Section 14.21 or Section 8.16 of the Loan Agreement, the partnership certificate, partnership agreement, articles of incorporation and bylaws, operating agreement, trust or other organizational documents of Company without the written consent of Lender.

(i)            Company shall maintain all of its books, records, financial statements and bank accounts separate from those of its Affiliates.  Company’s assets will not be listed as assets on the financial statement of any other Person.  Company shall have its own separate financial statement, provided, however, that Company’s assets may be included in a consolidated financial statement of its parent companies if inclusion on such a consolidated statement is required to comply with the requirements of GAAP.  Company will file its own tax returns and will not file a consolidated federal income tax return with any other corporation.  Company shall maintain its books, records, resolutions and agreements as official records.

(j)            Company will be, and at all times will hold itself out to the public as, a legal entity separate and distinct from any other person or entity, shall correct any known misunderstanding regarding its status as a separate entity, shall conduct business in its own name and shall not identify itself or any of its Affiliates as a division or part of the other.

(k)           Company will maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations; provided that this covenant shall not imply any capital contribution obligation other than the obligation to contribute the required Borrower Equity.

(l)            Neither Company nor any constituent party will seek the dissolution, winding up, liquidation, consolidation or merger, in whole or in part, or the sale of material assets of Company.

(m)          Company will not commingle the funds and other assets of Company with those of any other Person.

(n)           Company will not commingle its assets with those of any other Person and will hold all of its assets in its own name.

(o)           Except for the Seller Purchase Agreement Indemnification Obligation (as defined in the Loan Agreement), Company will not guarantee or become obligated for the debts of any other Person and will not hold itself out as being responsible for the debts or obligations of any other Person.

(p)           Company shall not pledge its assets for the benefit of any other Person, other than with respect to the Loan.

(q)           Without the unanimous written consent of each Member, Company shall never file a petition for relief under the Bankruptcy Reform Act of 1978, 11 U.S.C. §101-1330, as the same may be hereafter amended or modified, or under any other present or future state of federal law regarding bankruptcy, reorganization or other debtor relief law.

[REMAINING PORTION OF PAGE LEFT INTENTIONALLY BLACK]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

BH:

BEHRINGER HARVARD INTERCHANGE, LLC,
a Delaware limited liability company

By:	Behringer Harvard Opportunity OP II LP,
a Delaware limited partnership,
its sole member

	By:	BHO II, Inc.,
a Delaware corporation,
its general partner

		By:	/s/ Gerald J. Reihsen, III
		Name:	Gerald J. Reihsen, III
		Title:	Executive Vice President

CTRI:

CT INTERCHANGE LLC,
a Delaware limited liability company

By:	CT CALIFORNIA FUND VI, LLC,
a California limited liability company,
its sole member

	By:	CT Fund Manager VI, LLC,
a California limited liability company,
its Manager

		By:	/s/ Robert M. Campbell
		Name:	Robert M. Campbell
		Title:	Manager

EXHIBIT A

PROJECT DESCRIPTION

PARCELS 1, 3, 4 AND 5 OF PARCEL MAP NO. 17375, IN THE CITY OF SAN BERNARDINO, COUNTY OF SAN BERNARDINO, STATE OF CALIFORNIA AS PER MAP FILED IN BOOK 219, PAGES 84 THROUGH 91 INCLUSIVE, OF PARCEL MAPS IN THE OFFICE OF THE COUNTY RECORDER OF SAID COUNTY.

Exhibit A-1

EXHIBIT B

PRE-APPROVED LIST OF PERSONS TO SERVE AS OFFICERS

James C. Watson	President

Larry Mathena	Vice President

EXHIBIT C

ADDRESSES FOR NOTICE

If to BH:	c/o Behringer Harvard Funds
15601 Dallas Parkway, Suite 600
Addison, Texas 75001-6026
Attention: James D. Fant
Fax No.: 214-655-1610
E-mail: jfant@behringerharvard.com

With a copy to:	c/o Behringer Harvard Funds
15601 Dallas Parkway, Suite 600
Addison, Texas 75001-6026
Attention: General Counsel
Fax No.: 214-655-1610
E-mail: trenolds@behringerharvard.com

And to:	Haynes and Boone, LLP
2323 Victory Avenue, Suite 700
Dallas, Texas 75219
Attention: Richard K. Martin
Fax No.: (214) 200-0740
E-mail: rick.martin@haynesboone.com

If to CTRI:	c/o CT Realty Investors
65 Enterprise, Suite 150
Aliso Viejo, California 92656
Attention: James Watson
Fax No.: (949) 330-5771
E-mail: watty@ctrinvestors.com

With a copy to	c/o CT Realty Investors
65 Enterprise, Suite 150
Aliso Viejo, California 92656
Attention: Larry Mathena
Fax No.: (949) 330-5771
E-mail: lmathena@ctrinvestors.com

EXHIBIT D

PRE-APPROVED LIST OF SIGNATORIES ON BANK ACCOUNTS

Larry Mathena

Patrick Carrier

Marc Belluomini

Each of the following persons, and each person from time to time that holds the following titles at Behringer Harvard Holdings, LLC or Behringer Harvard Opportunity REIT II, Inc., shall be an authorized signatory:

Chief Financial Officer	Gary Bresky

Vice President of Operations	Cindy Fallis Cooper

Treasurer	Gary Bresky

Assistant Treasurer	Stephanie Castle

Cash Manager	Elaine Rainey

Assistant Cash Manager	Terri Crocker

Chief Account Officer	Bryan Sinclair